As filed with the Securities and Exchange Commission on January 30, 1997

                          Registration No. 333-02497

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                            POST-EFFECTIVE AMENDMENT
                              NUMBER 5 TO FORM S-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                ---------------

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                    ----------------------------------------
             (Exact Name of registrant as specified in its charter)

DELAWARE                             23-2408914
--------                             ----------
(State or other jurisdiction of      (I.R.S. Employer Identification)
incorporation or organization)


SUITE 76                             WILLIAM SHAPIRO, ESQ., P.C.
SILVERSIDE-CARR EXECUTIVE CENTER     SUITE 202
501 SILVERSIDE ROAD                  ONE BELMONT AVENUE
WILMINGTON, DE  19809                BALA CYNWYD, PA  19004
(302) - 798 - 2335                   (610) 668-0707
-----------------------------        -----------------------------
(Address, including zip code,        (Name, address, including zip
and telephone number, including      code, and telephone number,
area code, of registrant's           including area code of agent for service)
principal executive offices)

                           COPY OF COMMUNICATIONS TO:

William Shapiro, Esq., P.C.          Kenneth S. Shapiro, President
Suite 202                            Welco Securities, Inc.
One Belmont Avenue                   One Belmont Avenue, Suite 105
Bala Cynwyd, Pennsylvania 19004      Bala Cynwyd, Pennsylvania 19004
(610) - 668 - 0707                   (610) - 668 - 0709
                                     Toll Free: 1-800-695-1470

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

If any other securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box / X /.

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item
11(a)(1) of this form, check the following box /   /.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering.  /   /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act check the following box and list the Securities Act
registration statement for the same offering.  /   /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  /   /

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                    EQUIPMENT LEASING CORPORATION OF AMERICA

    Cross Reference Sheet Pursuant to Reg. Sec. 229.501 (b)

         ITEM NUMBER AND CAPTION              CAPTION IN PROSPECTUS

  1.     Forepart of the Registration
         Statement and Outside Front
         Cover Page of Prospectus. . . . . .  Facing Page, Cover Page

  2.     Inside Front and Outside Back
         Cover Pages of Prospectus . . . . . Inside Front Cover Page, Table of
    Contents

  3.     Summary Information, Risk Factors
         and Ratio of Earnings to Fixed
         Charges . . . . . . . . . . . . . . Summary of The Offering, Risk
    Factors, Selected Financial Data

  4.     Use of Proceeds . . . . . . . . . . Use of Proceeds

  5.     Determination of Offering Price . .  Not applicable

  6.     Dilution. . . . . . . . . . . . . .  Not Applicable

  7.     Selling Security Holders. . . . . .  Not Applicable

  8.     Plan of Distribution. . . . . . . . Cover Page, Risk Factors and
    Other Investment Considerations, Plan of Distribution

  9.     Description of Securities to be
         Registered. . . . . . . . . . . . . Description of Securities

 10.     Interests of Named Experts and
         Counsel . . . . . . . . . . . . . .  Legal Opinion

 11.     Information With Respect to the
         Registrant. . . . . . . . . . . . . Business, Risk Factors,
    Financial Statements, Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, Plan of Distribution, Experts
 12.     Incorporation of Certain
         Information By Reference. . . . . .  Inside Front Cover Page

 13.     Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities. . . . . . . . . .Not Applicable

                 SUBJECT TO COMPLETION, DATED JANUARY 30, 1997
                    EQUIPMENT LEASING CORPORATION OF AMERICA
                            $45,200,000 CERTIFICATES

                              DEMAND CERTIFICATES
      (Interest Rate - At least 1% above 6-Month U.S. Treasury Bill rate)*
      -------------------------------------------------------------------
                            FIXED RATE CERTIFICATES
                      FOR PERIODS OF 3 THROUGH 120 MONTHS

Terms                      Interest Rate*
-----                      --------------
3 to 24 Months             At least 1% above 6-Month U.S. Treasury Bill rate
25 to 60 Months            At least 2% above 6-Month U.S. Treasury Bill rate
61 to 120 Months           At least 3% above 6-Month U.S. Treasury Bill rate

    *For a description of the 6-Month U.S. Treasury Bill rate calculation, including the minimum interest rate payable on the Certificates, see "DESCRIPTION OF SECURITIES-DEBENTURES; General". There is no maximum interest rate which may be payable.

    This offering relates to an aggregate of $50,000,000 in principal amount of debentures referred to as "Demand and Fixed Rate Certificates" (the "Debentures") being offered by Equipment Leasing Corporation of America ("ELCOA"), less $4,800,000 sold prior to the date of this Prospectus. The minimum investment in these Debentures is $100. This offering is being made on a continuous, on-going basis. Purchasers have the option of purchasing either a Demand Certificate, or a Fixed Rate Certificate with a maturity ranging from three to one-hundred twenty months. This election is made by the purchaser as they subscribe for the Certificates. The current interest rates being offered pursuant to the current supplement attached to this Prospectus reflect the interest rates being offered on Certificates purchased within given ranges of maturity, i.e. three to five months, six to eleven months, up to one-hundred twenty months in duration. The Debentures will be issued pursuant to the terms of a supplemental trust indenture dated as of May 15, 1996 to an Indenture dated as of September 19, 1986 and supplements thereto between ELCOA and Summit Bank (successor by merger to First Valley Bank), Bethlehem, Pennsylvania, as Trustee. See "DESCRIPTION OF SECURITIES - DEBENTURES". ELCOA's primary business objective is to specialize as a nationwide commercial lease funding source for small equipment. Approximately $3,510,000 or 21.1% of the direct finance lease receivables of ELCOA were 12 or more months past due on April 30, 1996. See "SUMMARY OF THE OFFERING" and "BUSINESS".

    POTENTIAL INVESTORS IN THE DEBENTURES SHOULD CAREFULLY CONSIDER THE MATERIAL RISKS IN A CONTEMPLATED INVESTMENT, INCLUDING GENERAL OPERATIONAL RISKS, PREPAYMENT PENALTIES AND ILLIQUIDITY AS MORE FULLY DISCLOSED IN THIS PROSPECTUS. SEE "RISK FACTORS" ON PAGES 7 THROUGH 13 OF THIS PROSPECTUS. INVESTORS CONSIDERING A PURCHASE OF THESE CERTIFICATES SHOULD CONSIDER THE
FOLLOWING:

    - FOR THE THREE FISCAL YEARS ENDED APRIL 30, 1996, AND THE SIX MONTHS ENDED OCTOBER 31, 1996, THE COMPANY HAD OPERATING LOSSES, AND EARNINGS WERE INADEQUATE TO COVER INTEREST EXPENSE.

    - DURING THE FISCAL YEARS ENDED APRIL 30, 1996 AND 1995, AND AT OCTOBER 31, 1996, ELCOA REPORTED ACCUMULATED DEFICITS.

    - AGGREGATE OUTSTANDING LEASE RECEIVABLES AT APRIL 30, 1996 AND OCTOBER 31, 1996 WERE INSUFFICIENT TO REACH A BREAK-EVEN LEVEL OF OPERATIONS. ACCORDINGLY, THE LEVEL OF NEW LEASES GENERATED MUST BE INCREASED TO INCREASE EARNINGS SUFFICIENT TO COVER THE COSTS OF OPERATIONS. SEE RISK FACTOR #1 ON PAGE 7 OF THIS PROSPECTUS.

    - APPROXIMATELY $15,204,000 IN PRINCIPAL AMOUNT OF PREVIOUSLY ISSUED DEMAND, FIXED RATE, AND MONEY MARKET THRIFT CERTIFICATES WILL BECOME DUE DURING FISCAL 1997. ALTHOUGH THE PROCEEDS OF THIS OFFERING ARE NOT EXPECTED TO BE USED TO REDEEM OUTSTANDING DEBENTURES, MANAGEMENT CANNOT PREDICT WITH CERTAINTY WHAT PERCENTAGE OF HOLDERS WILL ROLLOVER THEIR DEBENTURES, OR THE ACTUAL AMOUNT TO BE COLLECTED FROM OUTSTANDING LEASE RECEIVABLES DURING FISCAL 1997. IF ROLLOVERS, CASH COLLECTIONS FROM OUTSTANDING LEASE RECEIVABLES, AND OTHER RESOURCES ARE LESS THAN MANAGEMENT'S EXPECTATIONS, EXCESS FUNDS RECEIVED FROM THE PROCEEDS OF SALES OF DEBENTURES MAY BE USED TO RETIRE PREVIOUSLY ISSUED DEBT. SEE "RISK FACTORS" BEGINING ON PAGE 7, "USE OF PROCEEDS" ON PAGE 13, AND "CAPITAL RESOURCES AND LIQUIDITY" ON PAGE 31 OF THIS PROSPECTUS.

    THE DEBENTURES ARE UNSECURED OBLIGATIONS OF ELCOA WHICH DO NOT REPRESENT AN INTEREST IN A MONEY MARKET FUND AND WHICH ARE NOT SUBJECT TO STATE OR FEDERAL REGULATIONS, INCLUDING (BUT NOT LIMITED TO) REGULATIONS APPLICABLE TO BANKS AND SAVINGS AND LOAN ASSOCIATIONS WITH REGARD TO THE MAINTENANCE OF RESERVES, AND DO NOT HAVE THE SAFETY OR INSURANCE FEATURES OF CONVENTIONAL SAVINGS ACCOUNTS AND BANK CERTIFICATES OF DEPOSIT.

    Debenture holders will be unsecured creditors of ELCOA and will acquire no proprietary interest in ELCOA. See "DESCRIPTION OF SECURITIES - DEBENTURES".

    ELCOA reserves the right to reject any application to purchase the Debentures, in whole or in part, and to modify the terms of the offering prospectively, from time to time, provided that the terms of any Debentures offered under the Indenture described herein can be modified only in accordance with the provisions of such document. Applications for purchase are accepted from purchasers residing in states where the Certificates are registered for sale (or exempt from registration). Certain states may impose objective suitability standards, with minimum income requirements ranging from $20,000 to $50,000 and minimum net worth (exclusive of home, home furnishings or automobiles) ranging from $50,000 to $450,000, as will be noted on the prospectus supplement attached to this prospectus. In addition, subjective suitability standards as required by the NASD Regulation, Inc. ("NASD"), including but not limited to the purchaser's income, net worth, occupation, and stated investment objective, may be considered by the Underwriter in relation to the size of the purchase before accepting any application for purchase. The decision to accept or reject any application for purchase is made on the same business day as an application and funds are received. Funds will not be deposited unless an application for purchase has been accepted. See "DESCRIPTION OF SECURITIES - DEBENTURES". A prepayment penalty is deducted from the principal amount of any fixed rate certificate redeemed at the request of the holder prior to maturity. See "Right to Request Early Payment." Although Demand Certificates are payable on the fifth day of the month following the month in which request for redemption has been received, ELCOA may, subject to availability of funds, pay the principal of any Demand Certificate within five business days after demand for redemption is received. This policy may be changed at any time without notice to Debenture holders. Redemption of Demand Certificates is subject to a $300,000 monthly limitation. See "DESCRIPTION OF SECURITIES - DEBENTURES; General" and

"Redemption-Limitation on Redemptions". The Debentures will be fully registered as to principal and interest, and will be in negotiable form, although it is not expected that any trading market will develop for them.
ELCOA reserves the right to redeem the Debentures at any time at its own discretion on 60 days written notice. For a description of the right of a holder to receive early payment, see "DESCRIPTION OF SECURITIES - DEBENTURES;
Right to Request Early Payment".

    THESE DEBENTURES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE
COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

------------------------------------------------------------------------------
                                       Underwriter     Proceeds
                   Price to Public    Discounts and       to
                                       Commissions     ELCOA (2)
------------------------------------------------------------------------------
Per Debenture...   100%               None to 8% (1)      (3)

Total...........   $45,200,000        (1)                 (3)
------------------------------------------------------------------------------


(1) The offering is being made by ELCOA through Welco Securities, Inc. ("Welco" or the "Underwriter"), an affiliate of ELCOA, on a continuous, "best-efforts" basis. It will terminate upon sale of all Debentures registered hereunder, which is expected to be within one year from the date of this prospectus. This Prospectus may not be used after August 31, 1997.
There is no minimum amount of Debentures which must be sold. Welco may enter into selected dealer agreements with member firms of the NASD Regulation, Inc. ("NASD") and from the commissions received from ELCOA, Welco passes through a sales concession to such firms of up to eight percent (8%) of the principal amount of Debentures sold. In addition, ELCOA has agreed to reimburse Welco for any out-of-pocket expenses incurred in connection with the offer and sale of the Securities, and to pay Welco commissions of 1/15% multiplied by the number of months in the term of the Debenture multiplied by the principal amount of each Debenture sold (i.e., commissions ranging from 0.2% to 8.0% for terms ranging from 3 months to 120 months), on an accountable basis. No commissions will be paid in connection with Demand Certificates. ELCOA has agreed to indemnify the underwriter with respect to certain matters in connection with this offering. See "PLAN OF DISTRIBUTION." An opinion regarding the pricing of this offering from J.E. Liss & Company, Inc., a qualified independent underwriter pursuant to Rule 2720 of the NASD Rules of Conduct (previously Schedule E of the NASD By-laws), has been obtained by Welco. See "PLAN OF DISTRIBUTION".


(2)  Before deducting expenses estimated at approximately $130,000.

(3) The proceeds to ELCOA will be 100% of the amount of Debentures sold through Welco, less reimbursement of expenses and commissions paid to Welco which are not expected to exceed 8% of the amount of the offering. Debentures sold through other member firms of the NASD are subject to payment of commissions and reallowances paid of up to 8% of the principal amount of the offering price. Since the Debentures are sold on a best-efforts basis with no minimum, ELCOA is unable to calculate the amount of proceeds which it will receive.

                             WELCO SECURITIES, INC.

               The Date of this Prospectus is January    , 1997.

    The Debentures are offered by ELCOA and the Underwriter as agent for ELCOA subject to prior sale, withdrawal, and cancellation or modification of the offering, without notice, at any time by ELCOA, or the Underwriter prior to the release or delivery of any proceeds of this offering to ELCOA, whether or not a confirmation of sale of Debentures offered by this Prospectus has been issued by the Underwriter or any dealer. The right is reserved by ELCOA, the Underwriter and the dealers to reject any and all offers to purchase and to cancel any and all confirmations of sale of any Debentures offered hereby, in whole or in part, for cause or without cause, at any time prior to delivery of the Debentures to the subscriber.

    No person is authorized by ELCOA to give any information or make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by ELCOA. This Prospectus does not constitute an offer to sell to or a solicitation of an offer to buy from any person in any state or jurisdiction in which it is unlawful to make such offer or solicitation. Neither delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of ELCOA since the date hereof. This Prospectus speaks as of the date hereof and the delivery of this Prospectus at any time does not imply that information herein is correct as to any date subsequent to that date.

                             AVAILABLE INFORMATION

     ELCOA is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 14th Floor, Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Northwestern Atrium Center, Chicago, Illinois 60661. The Commission maintains an Internet web site address at (http://www.sec.gov).

    ELCOA has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Debentures offered hereby. This Prospectus does not contain all the information included in such Registration Statement, certain items of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to ELCOA and the Debentures offered hereby, reference is made to the Registration Statement and the Exhibits thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission pursuant to Section 15(d) of the Exchange Act, as amended, are incorporated herein by reference in this Prospectus:

    (a) Annual Report on Form 10-K for the fiscal year ended April 30, 1996. (Filed July 26, 1996; amended by the filing of Form 10-K/A on September 11, 1996 and December 23, 1996).

    (b) Quarterly Report on Form 10-Q for the three month period ended July 31, 1996 (filed September 16, 1996; amended by the filing of Form 10-Q/A on December 23, 1996).

    (c) Quarterly Report on Form 10-Q for the three month period ended October 31, 1996 (filed December 23, 1996). See pages 6, 29 through 30, and pages 63 through 71 of this Prospectus.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    ELCOA will provide, without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to Equipment Leasing Corporation of America, Suite 76, 501 Silverside Road, Wilmington, Delaware 19809, Attention: William Shapiro; telephone number (302)-798-2335.

    Notwithstanding the fact that ELCOA may not be required to deliver an annual report to security holders, ELCOA, will, upon the written request of any security holder, without charge, furnish an annual report on Form 10-K containing audited financial information that will have been examined by independent certified public accountants, and any quarterly report on Form 10-Q containing unaudited financial information. In addition, ELCOA may furnish such other reports as may be authorized, from time to time, by its Board of Directors.

                               TABLE OF CONTENTS

Summary of the Offering..........  1    Management.........................
        The Company..................    133
   The Offering................. 1         Directors and
Selected Financial Data...... 6               Executive Officers..........
Risk Factors..................... 7     33
General...................... 7         Executive Compensation.........
Relative to Debentures.......12         35
Use of Proceeds..................13     Description of Securities..........
Business.........................14     35
Description of Lease                    General........................
   Portfolio....................14      36
Nature of Leases and                    Tax Withholding................
   Marketing....................16      37
Lease Origination and                   Redemption.....................
   Administration...............17      38
Option Agreement.............17            Company Election...............
   Servicing Agreement..........18      38
   Credit Policy and                    Holder's Election..............
   Delinquencies................18      38
Bookkeeping and Data                       Limitations on Redemptions.....
   Processing...................23      39
Method of Financing..........23         Automatic Extension............
   Employees....................24      39
   Competition..................25         Right to Request Early Payment.
   Federal Income Tax                   39
   Considerations...............25      Option to Receive Compound
Management's Discussion and
Analysis of Financial                   Interest...................39
Condition and Results of                Interest 6-Month United States
Operations...................26
Principal Shareholder............33     Treasury Bill Rate.........40
                                           Restrictions on Merger.........
                                        41
                                           Modification of the Indenture..
                                        41
                                        Covenant as to Repair..........
                                        41
                                           Events of Default..............
                                        41
                                        Transactions with the

                                        Trustee....................42
                                        Plan of Distribution...............
                                        42
                                        Litigation.........................
                                        43
                                        Legal Opinion......................
                                        43
                                        Experts............................
                                        44
                                        Additional Information.............
                                        44
                                        Index to Financial
                                        Statements.....................
                                        45
                                        Financial Statements...............
                                        48

                            SUMMARY OF THE OFFERING

    This summary does not purport to be complete and is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus and by reference to the information contained in the materials filed as Exhibits to a registration statement of which this Prospectus is a part. Prospective purchasers of the securities offered herein are urged to read the entire Prospectus, including the investment considerations detailed in "RISK FACTORS" before making any decisions relating to the purchase of any securities.

THE COMPANY

    ELCOA is a Delaware corporation, organized on May 6, 1986, primarily to acquire, hold and retain general commercial and industrial equipment for lease throughout the United States. The principal business objective of ELCOA in offering the Debentures hereunder is to invest the proceeds from sale of the Debentures in commercial and industrial equipment for lease, and to minimize its investment risks by diversification as to geography, type of equipment, and size of leasing transactions. ELCOA believes that major financial institutions, because of their size, have ignored or have not fully met the needs of manufacturers and distributors of equipment costing less than $25,000, as most consider only transactions exceeding this size. Equipment distributors use leasing as a means by which they offer their equipment for sale to business users. ELCOA will use the net proceeds from this offering for the purchase of equipment and leases. See "USE OF PROCEEDS." ELCOA's parent, Walnut Equipment Leasing Co., Inc. ("WALNUT") provides lease origination and lease administration and collection services to ELCOA for a fee. See "BUSINESS." Walnut markets its services to manufacturers and their distributors of small equipment nationwide, making it easier for the equipment user to finance the acquisitions of equipment. For a further discussion of ELCOA's operating results for the three years ended April 30, 1996, and six months ended October 31, 1996, along with steps being taken to improve these results, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - RESULTS OF OPERATIONS" on page 26 of this Prospectus.

    It will lease such equipment principally under full payout direct financing leases to businesses determined to be credit-worthy. The determination of whether a business is credit worthy is made by Walnut. See "BUSINESS" for a discussion of the procedures for selection, origination and servicing of the leases by Walnut. See also Risk Factor #7 appearing on page 10 of this Prospectus. ELCOA's principal executive office is located at Suite 76, Silverside-Carr Executive Center, 501 Silverside Road, Wilmington, Delaware 19809. ELCOA's telephone number is (302)-798-2335.

THE OFFERING

This offering relates to the following Debentures:

Demand Certificates......         These Debentures bear interest at a rate to
                                  be determined monthly by ELCOA of at least
                                  1% above the 6-month U.S. Treasury Bill rate established by the U.S. Treasury weekly auction on or immediately prior to the first day of the month for which interest is to be paid. The percentage above the 6-month

                                  United States Treasury Bill rate is to be determined at the beginning of the month by ELCOA (or in the absence of any determination, such percentage shall be deemed to be 1% above the 6-month United States Treasury Bill rate.) If in any month the 6-month U.S. Treasury Bill rate as set forth above shall fall below 6% per annum or if there shall be no such U.S. Treasury Bill rate in effect, such 6-month U.S. Treasury Bill rate shall be deemed to be 6% per annum. Thus, the minimum interest on these Debentures shall be 7% per annum. See "DESCRIPTION OF SECURITIES-DEBENTURES;
                                  Interest 6-month U.S. Treasury Bill Rate."
                                  The interest rate paid will vary from month to month depending upon the U.S. Treasury bill auctions, prevailing market conditions for interest rates in general, and ELCOA's need for funds for the purchase of equipment for new leases as these opportunities become available. Interest is payable monthly on the 10th day of the calendar month for the prior month or part thereof and is due along with principal on the 5th business day of the month after the month during which demand for payment is received. The minimum investment is $100 per Debenture. Repayment of principal is due on the fifth day of the calendar month following the month in which such request is made. It is the present policy of ELCOA, which may be discontinued at any future date without notice, subject to the availability of funds as the Board of Directors determines in its own discretion, to pay the principal to the holder within 5 business days after demand for redemption is received. Absent this policy, ELCOA is required to redeem Demand Certificates on the fifth day of the next calendar month after a written request for redemption is received, subject to a limitation of $300,000 per month. See "DESCRIPTION of SECURITIES - Limitations on Redemptions."

Fixed Rate Certificates. . . .    These Debentures bear interest at rates
                                  determined by ELCOA at least equal to 1% above the 6-month U.S. Treasury Bill Rate for Debentures with maturities of 24 months or less, at least equal to 2% above the 6-month U.S. Treasury Bill Rate for
                                  Debentures with maturities of 25 to 60
                                  months, inclusive, and at least equal to 3% above the 6-month U.S. Treasury Bill Rate for Debentures with maturities exceeding 60 months. If in any month the 6-month U.S.
                                  Treasury  Bill Rate as set forth above
                                  should fall below 6% per annum, or if there is no such U.S. Treasury Bill rate in effect, the rate of such 6-month U.S.
                                  Treasury Bill shall be deemed to be 6% per annum. Thus, the minimum interest on these Debentures shall be 7% per annum for Debentures with maturities of 24 months or less, 8% for Debentures with maturities of 25 to 60 months, inclusive, and 9% per annum for Debentures with maturities exceeding 60 months. The percentage above the 6-month
                                  U.S. Treasury Bill Rate is to be determined weekly by ELCOA's order, based upon prevailing market conditions, interest rates in general, and ELCOA's need for funds for the purchase of equipment for new leases as these opportunities become available. See
                                  "DESCRIPTION OF SECURITIES - DEBENTURES;
                                  Interest 6-Month U.S. Treasury Bill Rate".
                                  The 6-month U.S. Treasury Bill Rate used to calculate the interest rate applicable to a particular Debenture will be the rate in effect during the week in which the purchase price for such Debenture is received by ELCOA. The minimum investment is $100 per Debenture and interest is payable monthly on the 10th day of the calendar month for the prior month or part thereof.

                                  These Debentures consist of Certificates issued with maturities of any number of whole calendar months from 3 to 120 (which term is to be selected by the purchaser at the time of purchase).

Provisions Relating to all Debentures
General. . . . . . . . . . .      All Debentures will bear interest from the
                                  date investor funds are accepted by ELCOA.
                                  Holders of Debentures may elect to receive interest which is paid or accumulated monthly, or in the alternative, bi-monthly, quarterly, semiannually, annually, or at maturity with interest compounded monthly and accruing to the date of payment.
                                  Notifications reminding holders of the
                                  maturity dates of their Fixed Rate
                                  Debentures will be made by ELCOA by mail to the registered holder approximately one month in advance of the maturity date.
                                  ELCOA may reduce the stated rate of interest on any Debenture, change the maturity date of the principal, or make certain other changes in the terms of the Debentures with the consent of all holders in aggregate principal amount of the outstanding
                                  Debentures, but not otherwise.  See
                                  "DESCRIPTION OF SECURITIES-DEBENTURES;
                                  Modification of the Indenture".

                                  The Debentures will not be secured by a lien on the assets of ELCOA and will have no sinking fund provisions. The debt evidenced by the Debentures will be on parity with other issues of debentures currently or to be outstanding under the terms of this offering, and are not subordinate to any other of the Company's existing indebtedness. See "DESCRIPTION OF SECURITIES - DEBENTURES". ELCOA is not obligated to redeem Demand Certificates, or Fixed Rate Certificates prior to maturity, in excess of $300,000 in principal amount in any month. See "DESCRIPTION OF SECURITIES-DEBENTURES; Redemption".

                                  ELCOA reserves the right to redeem the
                                  Debentures, in whole or in part from time to time, upon not less than 60 days written notice to the holder, at the principal amount thereof plus interest accruing to the date of redemption. No interest shall accrue after the redemption date. See "DESCRIPTION OF SECURITIES DEBENTURES" for information relating to early repayment.

Amount Offered. . . .             The total principal amount of Debentures
                                  being offered pursuant to this Prospectus is $50,000,000, less $4,800,000 sold prior to the date of this Prospectus. Within this aggregate limit, there are no limitations on the respective types or principal amounts of Debentures which may be sold.

                                  There is no assurance that all or any
                                  portion of the Debentures offered will be sold. There is no minimum amount of Debentures that must be sold.

Modification, Termination
or Extension of Offering. . .     ELCOA reserves the right to modify at any
                                  time the terms of the offering. Any such modification will apply only to Debentures offered after the date of such modification and shall comply with the terms of the trust indenture, and any supplement thereto. See
                                  "DESCRIPTION OF SECURITIES - DEBENTURES;

                                  Modification of the Indenture."  If
                                  required, such modifications will be
                                  reflected in an amendment to this
                                  Prospectus. ELCOA reserves the right to terminate this offering at any time.

Trustee. . . . . . . . . .        The Certificates are to be issued under the
                                  terms of a sixth supplemental indenture
                                  dated as of May 15, 1996 to a trust
                                  indenture dated as of August 5, 1986 and first supplemental indenture dated as of September 19, 1986, second supplemental indenture dated as of September 20, 1988, third supplemental indenture dated as of September 13, 1989, fourth supplemental indenture dated as of August 17, 1990, and fifth supplemental indenture dated as of August 18, 1993 between ELCOA and Summit
                                  Bank (successor by merger to First Valley
                                  Bank) of Bethlehem, Pennsylvania, as
                                  Trustee.

Use of Proceeds
By ELCOA. . . . . . . . . .       ELCOA intends to apply the proceeds of this
                                  offering principally for the purchase of commercial equipment to be leased, in the ordinary course of business. See "USE OF
                                  PROCEEDS".

Risk Factors. . . . . . . .       Potential investors should carefully
                                  consider the investment risks associated with the Debentures. See "RISK FACTORS."

                                                   SELECTED FINANCIAL DATA

    The following summarizes certain financial information with respect to ELCOA for the five years ended April 30, 1996
(audited), and for the six months ended October 31, 1996 and 1995 (which have not been audited).  This data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the
"Financial Statements" appearing elsewhere.

                                           For the Fiscal Year Ending April 30,                  Six Months Ended October 31,
                                   1996          1995          1994         1993          1992          1996          1995
----------------------------------------------------------------------
Operating Revenues           $2,610,450    $2,945,151    $3,009,864   $3,057,645    $2,398,169    $1,253,468    $1,362,988

Net Income (Loss) (2)          (701,713)     (481,794)    (198,906)     (226,801)      166,191      (440,193)     (171,136)

Total Assets (2)              28,814,547   27,196,206    24,761,558   20,791,433    15,913,103    28,354,385    29,066,973

Demand, Fixed Rate and Money
Market Thrift Certificates
Outstanding                   26,407,959   24,521,875    21,810,991   18,041,504    12,867,678    25,931,241    26,297,140

Shareholder's Equity
(Deficit) (2)                   (435,128)     266,585       748,379      947,285     1,774,086      (875,321)       95,449

Ratio of Earnings to
Fixed Charges (1) (2)                ---          ---           ---          ---          1.16           ---           ---

(1)  The Ratios of earnings to fixed charges were computed by dividing pre-tax income plus fixed charges.  For the years ended April 30, 1996, 1995, 1994 and 1993 the ratio of earnings to fixed charges was less than "1", due to the net loss of $701,713, $481,794, $198,906, and $226,801 respectively.  For the six months ended October 31, 1996 and 1995, the ratio of earnings to fixed charges were less than "1" due to the net loss of $440,193 and $171,136, respectively.

(2)  Restated for information previously available which was not used in estimating the allowance for doubtful accounts.




                                                              6

                                  RISK FACTORS

    Investors in the Debentures offered hereby should carefully consider the following factors in their investment decision.

GENERAL

1.  RESULTS OF OPERATIONS/RECENT LOSSES

    Revenues decreased during the fiscal years ended April 30, 1996, 1995 and 1994 as a result of a decline in new leases generated, and also decreased during the six months ended October 31, 1996 in comparison to the six months ended October 31, 1995. Net income and the ratio of earnings to fixed charges were less than "1" during the three fiscal years ended April 30, 1996, and the six months ended October 31, 1996. The losses during these respective periods were due in part to additions to the provisions for doubtful lease receivables, lack of growth in the generation of new lease receivables, and excess available funds awaiting investment in leases at lower interest rates than those being paid on the Certificates outstanding. See "SELECTED FINANCIAL DATA." General and administrative expenses have remained relatively fixed as total assets increased during these periods. As a result of the decline in new lease volume during the fiscal years ended April 30, 1996 and 1995, lease receivables declined from each prior year. Lease receivables generated during the six months ended October 31, 1996 increased by approximately 14% over the six months ended October 31, 1995. As ELCOA's outstanding lease receivables continue to grow, the use of borrowed funds will be necessary to fund equipment purchases. To the extent that the lease portfolio expands in size, revenues will increase. Interest expense will increase in relation to the levels of debt outstanding and fluctuations in interest rates in general, may impact profitability. The ability of the Company to repay purchasers of the Debentures is dependent upon achieving a level of profitable operations. ELCOA can give no assurance either as to its level of future new business or profitability for 1997 or thereafter. See also "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

2.  DEPENDENCE UPON PARENT CORPORATION AND MANAGEMENT

    All decisions with respect to the day-to-day management of ELCOA are made exclusively by its officers, who are also officers and directors of Walnut, which primarily is responsible for the acquisition of equipment for lease and the invoicing and collection of rentals due, as well as other administrative services. See "BUSINESS". However, ELCOA is not restricted from obtaining these services from outside sources. Management believes that should Walnut cease operations or be unable to fulfill its obligations in the organization and servicing of ELCOA's leases that ELCOA could purchase leases of similar term and cost from outside sources and could service its leases by contracting with outside entities. See "MANAGEMENT" and "BUSINESS".

    There are no limitations on dividends or other cash flows which may be paid or transferred from ELCOA to Walnut. No dividends were paid by ELCOA to Walnut for the three fiscal years ended April 30, 1996 or for the six months ended October 31, 1996.

    The equipment and related leases to be purchased from Walnut are expected to be similar in type, size and geographical location as that purchased by Walnut for its own use, which is primarily new commercial and industrial equipment for business use only. See "BUSINESS - Nature of Leases and Marketing". All leases so purchased will not be delinquent in any payments at the time of purchase. The yield to ELCOA on its investment in the leases is expected to exceed its costs of operations, principally interest on its debt incurred in connection therewith, at the time of purchase. Prior to the sale of equipment and assignment of related leases to ELCOA, Walnut will have conducted credit investigations of each lessee, and will have purchased the equipment and entered into lease agreements with each lessee. ELCOA does not perform any independent credit review for leases purchased from Walnut. In the event that Walnut is unable to perform its credit investigation, ELCOA would be required to incur its own credit investigation and document processing expenses, which may exceed the amount it pays Walnut for lease origination.
See "BUSINESS - Nature of Leases and Marketing" and "Option Agreement".

3.  INDEPENDENT AUDITOR'S COMMENTS ON THE FINANCIAL CONDITION OF THE COMPANY

    The accompanying financial statements have been prepared from the separate records maintained by Equipment Leasing Corporation of America. However, these may not necessarily be indicative of the financial condition that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. As discussed in Note 8 to the financial statements, certain expenses represent allocations made from or transactions with related parties. With respect to the risk associated with these transactions, see Risk Factor #4 which follows. See the Independent Auditor's Report and Note 1 to the Financial Statements with regards to the Company's ability to continue as a going-concern.

4.  RISK CONCERNING PARENT CORPORATION'S ABILITY TO CONTINUE AS A GOING CONCERN

    Since 1980, Walnut has suffered losses for financial statement purposes, and as of October 31, 1996, it had a shareholders' deficit of $39,337,175 (176.5% of assets), and reported losses of $5,620,501, $4,891,955 and $3,988,920 for the three fiscal years ended April 30, 1996, 1995, and 1994, and losses of $3,121,938 and $2,485,323 for the six months ended October 31, 1996 and 1995, respectively. Walnut attributes its history of losses to insufficient revenues from its outstanding lease portfolio to offset its costs of operations. As a substantial portion of its costs are fixed, the lack of growth in new leases during this period is the primary reason that revenues have not increased to levels sufficient to offset operating expenses. If Walnut continues to incur losses, there can be no assurance that Walnut will be able to meet future financial and contractual obligations as they come due. During the fiscal years which ended April 30, 1996, 1995 and 1994, Walnut's financial statements were prepared on a "going concern" basis, which assumes that Walnut has the ability to become profitable and to obtain adequate financing for future growth in its leasing business, of which assumptions there is no assurance, and accordingly, there are substantial doubts regarding its ability to continue its operations. Accordingly, the recoverability of Walnut's assets at their recorded value remains in doubt.

    Should Walnut cease to do business in its present form or be unable to fulfill its responsibilities under its servicing agreement with ELCOA, there is no assurance that ELCOA would be able to obtain in a timely manner qualified assistance in lease administration and origination on terms as favorable as those being provided by Walnut. The monthly servicing fee paid to Walnut includes reimbursement for officers' compensation for services performed on ELCOA's behalf. In the event Walnut does not generate enough leases for its purposes, ELCOA will be required to purchase equipment and related leases from other sources, such as other leasing companies, manufacturers and vendors of capital equipment. There are no assurances that leases meeting ELCOA's credit or other requirements would be available for purchase. In the event of Walnut's bankruptcy, Walnut's creditors might assert a claim that the sale of leases to ELCOA was an ineffectual transfer, resulting in the substantive consolidation in bankruptcy of the two companies. Although Walnut owns 100% of ELCOA's voting common stock, each company has a separate board of directors in that a majority of the members of the Board of Directors of ELCOA are not members of the Board of Directors of Walnut, Walnut does not finance the operations of ELCOA, ELCOA was not inadequately capitalized, each entity pays its own operating expenses, and maintains separate books and records, and the formal requirements of separate and independent corporate existence are observed. Each entity also maintains separate corporate offices. Both
William Shapiro and Kenneth Shapiro are officers of each Company. See Risk Factor #7. Walnut operates primarily to originate, sell and service an outstanding lease portfolio, while ELCOA's business purpose as stated on page 14 of this Prospectus is to generate funds through the offer and sale of its securities to maintain a portfolio of small equipment leases. Management believes, in its own opinion without the benefit of independent counsel, that it has taken the necessary steps to prevent such consolidations from occurring, of which there can be no assurances given. If the two companies were to be consolidated in bankruptcy, the determination of the priorities respecting liquidation would be determined by the Bankruptcy Court. This may result in the holders of ELCOA's debt securities receiving less than the face amount of principal and accrued interest on their debt securities.

    Since 1980, Walnut has offered to the public debt securities similar to the Debentures offered herein. On September 14, 1995, Walnut registered for sale an additional offering of debt securities known as "Senior Thrift Certificates", which were offered through August 31, 1996. Approximately $21,730,000 in principal amount of Senior Thrift Certificates were outstanding at April 30, 1996. Walnut is also offering $40,000,000 of these debt securities to the public pursuant to a Registration Statement which was declared effective on January xx, 1997. Walnut is expected to continue to sell these debt securities on a continuous basis in the future. In the event that Walnut should enter into bankruptcy, liquidation or reorganization, holders of Walnut's debt could assume voting common stock ownership and force a liquidation of ELCOA. In that event, however, the holders of the Debentures would be entitled to repayment of interest and principal before any payment would be made to the voting common stockholders, but such repayments might be made before the maturity dates on which they were due.

5.  RISKS ASSOCIATED WITH ELCOA'S EQUIPMENT LEASING BUSINESS

    The success of ELCOA will in certain respects depend upon the quality of the equipment, the viability of the equipment dealers and manufacturers, the timing of the purchases of equipment by Walnut on ELCOA's behalf, the creditworthiness of the lessees and their ability to meet their rental payment obligations as they become due and ELCOA's loss experience. Equipment leasing is subject to the risk of technological and economic equipment obsolescence and the attendant risks upon defaults by lessees. While Walnut, as ELCOA's agent, will investigate prospective lessees to ascertain whether they will be able to meet their obligations under proposed leases, ELCOA has not established any independent credit standards for its prospective lessees. As a result, the ability of ELCOA's lessees to meet their lease obligations might be subject to risks, such as general economic conditions nationwide, over which ELCOA has little influence or control. Repayment of interest and principal on the Debentures is dependent on ELCOA's ability to collect the balances due on its outstanding lease receivables. Although Walnut has been an active participant in the industry since 1969, (1960 through its predecessor), neither Walnut nor ELCOA have any way of determining their share of the leasing market.

6.  RISKS ASSOCIATED WITH PAST DUE LEASE RECEIVABLES

    At April 30, 1996, and 1995, and at October 31, 1996 approximately 40%, 37%, and 39% respectively, of ELCOA's then outstanding lease receivables were past due as reported on the contractual basis. Approximately $3,510,000 or 21.1% of the direct finance lease receivables of the registrant were 12 or more months past due on April 30, 1996. Management reviews these accounts on a periodic basis and has provided what it believes to be an adequate reserve for potential losses thereof by a corresponding charge against operations. During the fiscal year ended April 30, 1996, and the six month period ended October 31, 1996 the percentage of net charge-offs to average gross lease receivables were 4.3% and 7.1%, respectively. During the fiscal year ended April 30, 1995, write-offs were 7.1% of average gross lease receivables. During the fiscal year ended April 30, 1995, and during the six months ended October 31, 1996, management determined that the costs and legal efforts in pursuing a number of delinquent accounts were more than the anticipated recoveries to be achieved, resulting in an increased amount of write-offs during these respective periods. See also "BUSINESS - Credit Policy and Delinquencies." While management does not expect future write-off percentages to increase, any increase in future write-offs in excess of reserves established may adversely impact the profitability of ELCOA and the ability to repay Debenture holders.

7.  RISKS ASSOCIATED WITH CONFLICTS OF INTEREST

    ELCOA and Walnut are affiliated with each other and with the Underwriter Welco Securities, Inc. and the Law Firm of William Shapiro, Esq., P.C. and share the same officers and a director. See also "Principal Shareholder" on page 33 of this Prospectus, "MANAGEMENT" on pages 33 to 35 of this Prospectus, "PLAN OF DISTRIBUTION" on page 42 of this Prospectus, and Footnote 8 to the Financial Statments. Certain conflicts of interests may arise between the companies. The purchasers of the Debentures must, to a great extent, rely on the integrity and corporate responsibilities of ELCOA's officers and directors to assure themselves that they will not abuse their discretion making business decisions. The officers and directors will not devote their exclusive attention to the affairs of ELCOA, and ELCOA may compete with Walnut in the equipment leasing business. Should both companies have funds available at the same time for acquiring equipment and related leases, conflicts of interest may arise as to which company should hold and retain the equipment and related leases. In such situations, the officers will analyze the equipment already purchased by Walnut and the investment objectives of ELCOA and Walnut.
The officers will make the decision as to which company will ultimately retain the equipment and related leases, based upon such factors, among others, as
(a) the amount of cash available to ELCOA and Walnut, (b) the current and long term liabilities of each company and (c) the effect of such acquisition on the diversification of each company's equipment and lease portfolio. ELCOA has the right of first refusal in any equipment that Walnut wishes to sell. Since

Walnut is the sole shareholder of ELCOA, ELCOA's right of first refusal may not provide any protection due to the potential conflict of interest. See "BUSINESS-Option Agreement." An additional conflict may exist since Walnut has been engaged in the collection of delinquent accounts on behalf of ELCOA and Walnut will continue to receive servicing fees during its collection efforts, although ELCOA may not recognize any income beyond the original lease term. Since ELCOA purchases its leases from Walnut, Walnut receives a benefit in the collection of origination and servicing fees from ELCOA, irrespective of whether the lease is delinquent in payments. These conflicts may adversely impact the ability of ELCOA to increase growth in its lease portfolio and to collect the balances due from its outstanding leases.

8.  RISKS ASSOCIATED WITH COMPETITION

    The equipment leasing industry is highly competitive. However, the number of larger competitors in the "small-ticket" market for equipment costing under $10,000 is decreasing. In initiating its leasing transactions, ELCOA will compete with leasing companies, manufacturers that lease their products directly, equipment lease brokers and dealers, and financial institutions, including commercial banks and insurance companies. Many competitors will be larger than ELCOA and will have access to more favorable financing. WALNUT IS A COMPETITOR OF ELCOA IN THIS REGARD. SEE RISK FACTOR #7. Competitive factors in the equipment leasing business primarily involve pricing and other financial arrangements. Competition may also adversely impact the generation of new lease receivables and the resulting yields from investment of ELCOA's resources in new leases.

9.  HEAVY DEPENDENCE UPON BORROWED FUNDS/LACK OF ESTABLISHED LINES OF CREDIT

    ELCOA will depend heavily upon borrowed funds through the sale of the Debentures offered hereunder in its operations and is highly leveraged (i.e., a substantial portion of ELCOA's operations will be financed through borrowings arising from the sale of the Debentures). Although ELCOA's lease income is fixed at the time a lease commences, ELCOA's income may be adversely affected by increases in both the prime and the U.S. Treasury Bill rates. In the event ELCOA's interest costs increase, ELCOA will not be able to increase its rental income on existing leases to cover such additional interest expense. In such event, existing leases may become unprofitable after expenses and cause ELCOA to suffer increased losses. If such losses on existing leases are substantial, the result may be a reduction in ELCOA's overall profitability or the recognition of additional losses. The leases purchased from Walnut have already been consummated with fixed rates of return, which cannot be renegotiated by ELCOA, with fixed annual rates of return ranging from approximately 14% to 44%. Accordingly, the level of risk is increased in proportion to the length of the term of the Debentures.

    ELCOA's financing is dependent primarily upon the sale of Debentures, the ability to sell leases to third-parties or "securitization", and to a lesser extent its ability to pledge leases as collateral for bank borrowing or other lending institutions, to obtain additional funds at terms which permit it to earn a rate of return on the leased equipment that permit the loans to be repaid from the rental payments pursuant to the leases. ELCOA has no present intention to seek bank lines of credit, and expects to grow primarily through the sale of the Debentures. There can be no assurance that ELCOA will be able to raise sufficient funds through the sale of Debentures offered hereunder, or borrow sufficient funds from lending institutions to be able to fund an increased level of new lease business. Should this occur, ELCOA's growth will be limited to the funds received from rentals on existing leases, less funds necessary to meet redemptions on Debentures at maturity, as well as to meet normal operating expenses. All funds received from the sale of Debentures are expected to be used for the purchase of new equipment subject to lease agreements. See "USE OF PROCEEDS". As of the date of this Prospectus, ELCOA has not yet established any formal lines of credit. Accordingly, this lack of established credit could inhibit ELCOA's growth and profitability.

RELATIVE TO DEBENTURES

1.  PREPAYMENT PENALTY:

    In the event a holder of any Fixed Rate Certificate requests payment prior to maturity, a prepayment penalty will be charged in accordance with a prescribed formula. See "DESCRIPTION OF SECURITIES - DEBENTURES; Right to Request Early Payment".

2.  RESTRICTION ON REDEMPTION OF DEBENTURES:

    It is the present policy of ELCOA, subject to availability of funds as determined by the Board of Directors in its sole discretion, to pay the principal of any Demand Certificate or any Fixed Rate Certificate for which the holder requests redemption prior to maturity, within five business days after demand for redemption is received. This policy has been followed consistently, without exception, since the commencement of ELCOA's public offering of securities in 1986. ELCOA may, however, change this policy at any future date without notice to the holders of the Debentures. See "DESCRIPTION OF SECURITIES - DEBENTURES; General". ELCOA has no restriction on the redemption of Fixed Rate Certificates at maturity, but it does have a $300,000 monthly limitation on redemption of Demand Certificates and on the redemption prior to maturity of Fixed Rate Certificates once demand for redemption prior to maturity has been made. A penalty is charged on the early redemption of Fixed Rate Certificates prior to maturity. See "DESCRIPTION OF SECURITIES - DEBENTURES; Right to Request Early Payment." If this limitation is invoked by ELCOA, requests for redemption will be honored in the order in which such demands are received, with demands received on the same day being redeemed on a pro-rata basis. To the extent that the Debentures submitted for redemption are not paid in any given calendar month, such Debentures will be given first priority (in the order in which the demands were received) in the next succeeding calendar month or months until such Debentures are fully redeemed. If a substantial portion of the holders of the Demand Certificates demand repayment and/or the holders of the Fixed Rate Certificates redeem prior to maturity, there is no assurance that ELCOA will be able to satisfy such requests at the time of such demand. In this event, requests for redemption on Debentures will be honored in successive calendar months in the order of which such demands are received. This may result in a delay in the remittance of principal to some of the holders. See "DESCRIPTION OF SECURITIES - DEBENTURES; Limitations on Redemptions". Other than the one early redemption by the estate of a deceased certificate holder during the fiscal year ended April 30, 1995 in the principal amount of $306,000, all other early redemptions have not been material either individually or in the aggregate.

3.  ABSENCE OF INSURANCE AND GUARANTEES:

    The Debentures are neither insured by any governmental agency, as are certain investments in financial institutions such as banks, savings and loans or credit unions, nor are they guaranteed by any public agency or private entity. It should also be noted that ELCOA is not subject to any generally applicable governmental limitations on its own borrowing which are designed to protect investors. The risk of loss to investors in ELCOA's Debentures is thus higher than the risk incurred by investors in such insured financial institutions. In addition, there are no provisions for a sinking fund or reserve for repayment of the Debentures. Since the Debentures represent unsecured indebtedness of ELCOA, there are no liens created on the assets of ELCOA by these Debentures.

4.  ABSENCE OF TRADING MARKET AND ARBITRARY OFFERING PRICE:

    No trading market for the Debentures currently exists, and it is not anticipated that a trading market for any of the Debentures being offered will develop. There can be no assurance that all or a significant portion of the Debentures being offered hereunder will be sold. There is no minimum principal amount of Debentures which must be sold. The interest rates on the Debentures have been arbitrarily determined by ELCOA with the concurrence of Welco, and bear no direct relation of ELCOA's assets, book value, net worth or any other established criteria of value.

5.  OTHER FACTORS POTENTIALLY AFFECTING SALE OF DEBENTURES:

    The ability of ELCOA to maintain its leasing operations is affected by general economic conditions, as well as marketing success in attracting new business. Future sales of Debentures are affected by the money markets, and recent and potential changes in government regulations, including interest rate limitations which have been substantially phased out. The relative attractiveness of the Debentures is influenced by changes in the terms on which cash can be invested by members of the public in other interest bearing investments, such as savings accounts, interest bearing checking accounts, individual retirement accounts, "money market funds", certificates of deposit, commercial paper, government securities and other types of debt obligations, which afford less risk to the investors. These factors may inhibit the ability of the Company to sell the Certificates offered hereunder.

                                USE OF PROCEEDS

    ELCOA intends to apply the net proceeds remaining after payment of expenses of this offering to the purchase of general commercial and industrial equipment for lease pursuant to the assignment of related leases to ELCOA, from Walnut. See "BUSINESS." The maximum amount which may be realized from the offering is $50,000,000, less $4,800,000 sold prior to the date of this Prospectus, less anticipated expenses of approximately $130,000 and commissions to be paid to the Underwriter. It is the present policy of the companies that all leases entered into by Walnut for periods of two years or more are sold to ELCOA. This policy may be changed at any time. Under this policy, leases of shorter duration are retained by Walnut. In addition thereto, ELCOA may purchase equipment and related leases from outside sources, such as manufacturers, distributors, and independent lease brokers, although ELCOA has not done so to date. All purchases from Walnut will be at prices no greater than those paid to independent sources for similar equipment and/or leases. Since the offering of the Debentures is made on a "best-efforts" basis with no minimum amount which must be sold, ELCOA is unable to calculate with any certainty the proceeds to be realized from this offering. As a result of the varying sources of cash from rental receipts, sale of residual values of leased equipment, and sale of Debentures, ELCOA is unable to determine with any accuracy the dollar amount of equipment purchased to date solely from proceeds of the offering. Although ELCOA reported losses for financial statement purposes during the three fiscal years ended April 30, 1996, and for the six months ended October 31, 1996, it reported a positive cash flow from operations. While sufficient to cover interest payments on outstanding Debentures, cash flows solely from operations were not sufficient to cover redemptions of outstanding Debentures. Redemptions of outstanding Debentures were derived from a variety of sources, including cash on hand and its equivalents, as well as the excess of cash received over lease income recorded. See "Statements of Cash Flows" for the three fiscal years ended April 30, 1996 on page 52 and for the six months ended October 31, 1996 on page 67 of this Prospectus. Consequently, while priority is given to the purchase of equipment for lease, excess cash flows from sale of Debentures over redemptions may be used to retire previously issued debt securities. Pending such use, the net proceeds of this offering may be invested in U.S. Government obligations having three month maturities, bank certificates of deposit, or other high quality, interest bearing investments in investment grade securities, and will not be invested in securities issued by its affiliates.

                                    BUSINESS

    ELCOA is a Delaware corporation, incorporated on May 6, 1986 for the primary purpose of acquiring general commercial and business equipment for lease. All of the outstanding common stock of ELCOA is owned by Walnut, which has been continually engaged in equipment leasing since 1969 (and prior thereto commenced business in 1960 through its predecessor). ELCOA's primary purpose is to raise funds necessary to maintain a portfolio of small equipment leases, diversified as to type of business user, type of equipment, and geographical location, recognizing the income between its rate of return on the investment in the leases, less interest and other related expenses of operations. ELCOA's primary business purpose differs from Walnut in that ELCOA was formed to finance a portfolio of longer term lease contracts and equipment while Walnut is primarily engaged in the business of originating, selling, and servicing equipment lease contracts. Walnut retains leases of short duration, typically one year or less, without regard to the credit quality of the leases retained or sold. See also Risk Factor #7 on page 10 of this Prospectus. For a further discussion of the collection process, and the allocation of amounts collected by Walnut, See "CREDIT POLICIES AND DELINQUENCIES" beginning on page 18. The Debentures offered by this Prospectus will not be guaranteed by Walnut, or any other affiliate of ELCOA. ELCOA's principal executive offices are located at Suite 76, Silverside-Carr Executive Center, 501 Silverside Road, Wilmington, Delaware 19809. Its telephone number is (302) 798-2335.

DESCRIPTION OF LEASE PORTFOLIO

    ELCOA's principal business is the acquisition of commercial and industrial equipment for business use which is to be contemporaneously leased to credit-worthy lessees. In order to determine the credit-worthiness of a prospective lessee, factors such as time in business, financial strength, reports from credit reporting bureaus, and trade references are considered. ELCOA acquires the equipment only after leases on the equipment to be purchased for lease have been consummated. Leases are written for periods of one to five years for equipment costing $1,000 to $25,000, and only on occasion more than $25,000. The lease agreements entered into between ELCOA or its agents and the lessees contemplate the payment of funds sufficient to recover ELCOA's investment in the equipment plus a profit over the term of the leases. The lease specifically does not give the lessee any option to purchase the equipment. However, ELCOA has offered the lessee at the expiration of the lease the opportunity to purchase the leased equipment at its approximate fair market value, which historically has approximated the estimated residual values which have been established by ELCOA at the inception of each lease. Substantially all leased equipment has been sold to the lessees at the termination of the leases. The leases require that the lessee maintain and insure the equipment and provide that ELCOA has no obligation to repair or maintain the equipment. The lessee relies solely on warranties or services from the vendor or the manufacturer of the equipment. In leasing equipment, ELCOA relies principally on the credit of the lessee to recapture the cost of equipment rather than the residual value of the equipment. Since the leases are small, it is therefore impractical to conduct a physical inspection of the equipment prior to commencement or during use by the lessee. ELCOA therefore relies upon a written certificate of acceptance and oral representations by telephone from the lessees regarding the conditions, use, and maintenance of the equipment prior to inception of each lease. These leases are commonly referred to as direct finance leases.

    ELCOA has adopted a standard non-cancelable lease for its direct finance leases, the terms and conditions of which vary slightly from transaction to transaction. These leases are commonly referred to as "hell or high water", full-payout, or finance leases pursuant to Article 2A of the Uniform Commercial Code. As such, the lessees are unconditionally obligated to make monthly rental payments to the Company irrespective of the condition, use or maintenance of the equipment under leases, in management's opinion, and have no legal or equitable defenses that may be asserted against the Company in the event the leased equipment does not properly function. In substantially all cases, the lease states that lessees are obligated to (1) remit all rents due, regardless of the performance of the equipment; (2) operate the equipment in a careful and proper manner and in compliance with applicable governmental rules and regulations; (3) maintain and service the equipment; (4) insure the equipment against casualty losses and public liability, bodily injury and property damage; and (5) pay directly or reimburse ELCOA for any taxes associated with the equipment, its use, possession or lease except those relating to net income derived by ELCOA therefrom. Under terms of the lease contract, the lessees are prohibited from assigning or subletting the equipment or appurtenant lease to any third party without the express written consent of the lessor. In the event of a default by a lessee, it may declare the entire unpaid balance of rentals due and payable immediately and may seize and remove the equipment for subsequent sale, release or other disposition. As of April 30, 1996, ELCOA had 6,644 direct finance leases which have an average initial term of approximately 37 months, with an average remaining lease receivable balance of $2,406. Of these leases, 408 had balances between $6,000 and $10,000 with an aggregate balance of $3,032,573 and 127 had balances in excess of $10,000 with an aggregate balance of $2,057,444. Total aggregate leases outstanding at April 30, 1996 was $16,667,226. At October 31, 1996, ELCOA had 6,104 leases with an aggregate balance of $17,003,620 outstanding (with an average lease balance of $2,786). All leases cover equipment leased for commercial use only by businesses throughout the United States. None of the equipment leased is intended for use by consumers. This equipment is typically characterized by the leasing industry as "small-ticket" equipment.

    ELCOA, from time to time, may also lease equipment under renewable leases which do not contemplate full recovery of ELCOA's original costs during their initial one year term. These leases are referred to as operating leases, intended primarily for large corporate and governmental lessees that are restricted from entering into leases with terms longer than one year. The leases will be automatically renewed for an additional year, and so on from year to year, unless terminated upon ninety days prior written notice. The lessee is granted an option to purchase the equipment for the original invoice price less a credit for a portion of the rentals paid. ELCOA may require equipment vendors to repurchase the equipment should the lessee cancel after the initial one year term. The repurchase price is equal to the original cost of the equipment, less a credit for a portion of the rentals received from the lessee. There are no assurances that ELCOA's costs will be recovered. Presently, ELCOA has no operating leases and therefore there are no obligations whereby a vendor currently is required to repurchase the equipment should the lessee cancel after the initial term.

NATURE OF LEASES AND MARKETING

    ELCOA primarily purchases its equipment for lease from Walnut, which in turn relies on a variety of equipment vendors located throughout the United States, none of which is expected to be responsible for supplying Walnut or ELCOA with 5% or more of their equipment purchases. Management of ELCOA believes that the terms of purchase from Walnut are at least as favorable as those available from unaffiliated third parties.

    ELCOA believes it will be in a competitive position within its industry because of its ability to carry a large number of small equipment leases through extensive utilization of electronic data processing by Walnut, under its servicing agreement described below. (See "Servicing Agreement" described herein).

    ELCOA concentrates on seeking lessees desiring to lease equipment generally costing $25,000 or less under direct finance leases, with terms ranging from two to five years, because it believes that there is less competition from larger competitors for small leases, and it believes that it can spread the risk of loss from defaulted leases over a greater number of lessees. Accordingly, no single lessee represents over .5 percent of the outstanding lease portfolio. All equipment purchased for lease is solely for use by businesses, and not for lease to consumers. Of the equipment purchased from Walnut comprising 5% or more of the total purchases during the past twelve months, approximately 45% were for food/hospitality service and related equipment, 20% for industrial equipment, 11% was for office machines and copiers, 9% was for auto after-market and test equipment, and 5% was for computers and peripheral hardware. These amounts vary from year to year, and may not be indicative of future purchases. The equipment purchased is primarily newly manufactured equipment, but on occasion, ELCOA will purchase used equipment at its then fair market value. The equipment will not be obsolete or have been repossessed from any of Walnut's delinquent lessees. The equipment is located throughout the United States without undue concentration in any one area. ELCOA's historical experience indicates that the equipment under lease does not become obsolete at the conclusion of the lease term.

    ELCOA's lease portfolio is diversified in location throughout the United States. The following is a geographical breakdown of the location of ELCOA's equipment at its original, undepreciated cost, less estimated residual value, outstanding as of April 30, 1996.

             Region                  $               %
         --------------         ------------       -----
         New England            $  2,672,983       11.89
         Mid Atlantic              6,607,147       29,39
         Southeast                 3,913,930       17.41
         Midwest                   2,580,811       11.48
         South                     2,005,299        8.92
         Rocky Mountain              456,363        2.03
         West Coast                1,661,341        7.39
         Southwest                 2,583,059       11.49
                                ------------       -----
                                $ 22,480,933       100.0%
                                ============       =====

    Walnut markets its lease origination program by providing equipment manufacturers and dealers with the ability to utilize leasing as a sales tool. It approaches equipment manufacturers, dealers and branch outlets with promotional programs with the expectation that the ultimate customer will lease equipment through Walnut. Walnut also receives requests from its lessees for additional leases of new equipment. Walnut maintains a staff of 7 account executives who maintain close relationships with the approximately 140 equipment vendors who generate new lease applications in any given month, and utilizes its direct mail and marketing facilities to increase new vendors and ultimately the generation of new leases. Walnut does not entertain lease application from outside lease brokers. The success of Walnut's marketing program depends to a large extent on the lease rates offered to its customers; these rates in turn depend on competition in the marketplace and on Walnut's ability to raise sufficient financing at reasonable rates of interest.

LEASE ORIGINATION AND ADMINISTRATION

    Pursuant to an Option Agreement with Walnut, ELCOA purchases equipment for lease from Walnut, in exchange for a fee for such lease origination. Under terms of this arrangement, Walnut provides marketing services, credit investigation and processing of all necessary lease documents. ELCOA purchases such equipment only within 90 days of the date on which it is first placed in service by the lessee. The purchase price paid by ELCOA to Walnut is the out-of-pocket cost expended by Walnut, without profit, along with a lease origination fee. See "Option Agreement." The criteria for selection of leases to be sold are those long-term leases having a minimum term of two years in duration. Title to the equipment is irrevocably transferred to ELCOA at the time of settlement for each purchase. There are no backlog orders for equipment purchase commitments.

OPTION AGREEMENT

    ELCOA has the continuing right of first refusal to purchase newly acquired equipment, as well as the related leases, from Walnut when Walnut has equipment available to sell. In consideration of Walnut's marketing, credit, and processing department functions (commonly referred to as lease origination expenses), ELCOA is charged by Walnut a lease origination fee equal to 4% of the initial equipment cost as a fee, exclusive of any additional fees paid to independent third party lease broker firms. This agreement continues until terminated by the mutual agreement of the parties in writing.

    It is intended that all equipment under lease is to be transferred to ELCOA, shortly after being placed in service by lessees. In such case, Walnut reduces the purchase price by the amount of any funds received through advance rentals, prepayments or security deposits received from the lessee of the equipment prior to the assignment of a lease and transfer of title to ELCOA.

SERVICING AGREEMENT

    Walnut, as ELCOA's agent under a service contract dated May 23, 1986 (the "Agreement"), invoices the lessee monthly for any rentals due, rentals in arrears, and necessary state or local sales, use, or personal property taxes. All monies received by Walnut as agent for ELCOA are segregated, processed and deposited into an escrow account pursuant to an agreement dated May 23, 1986, established for ELCOA's benefit. These monies may not, under any circumstances, be commingled with any of Walnut's general funds. Walnut remits all sales, use, and personal property taxes directly to the proper taxing authority from this account. Monthly, Walnut renders a listing of the net rentals collected on behalf of ELCOA, along with a remittance of the net escrowed funds, no later than the fifth business day following the end of each calendar month. Walnut also uses its best efforts to re-lease the equipment at the termination of any lease or negotiate and collect the anticipated residual value of any equipment at the termination of each initial lease; remitting said payments in kind to ELCOA as provided above, without reduction. Walnut also maintains insurance which management believes is adequate against liability or damage from losses as a result of the lessee's anticipated utilization of the equipment against loss by fire or otherwise. As consideration for these general and administrative services, ELCOA is charged a monthly servicing fee of $6.50 for each account outstanding at the end of each month.

CREDIT POLICY AND DELINQUENCIES

    ELCOA, through Walnut, expects to follow a policy that it considers to be an efficient method of determining credit risks. Walnut relies heavily on bank references, trade references, number of years in business, various credit bureau reports, and personal credit references of the principals involved with the lessee. In addition to the credit investigation, the leases purchased by ELCOA generally will include the personal guaranty of the owners and principal shareholders (and their spouses) of sole proprietorships, partnerships, and closely-held corporations which have been in business less than three years, or have fewer than 20 employees. Most credit decisions are made within a few days of the initial credit application. ELCOA believes that credit evaluation is essential inasmuch as the equipment has a substantially reduced value on resale or re-leasing. Consequently, ELCOA must initially rely primarily on Walnut's initial credit judgment. Walnut employs approximately 12 people in its credit, processing and collection departments. It has adopted a policy of litigating all claims against lessees for unpaid rentals and only settling any such obligations in favor of the lessor. As a result, delinquent receivables balances which are reported on a contractual basis appear higher than industry averages because of ELCOA's decision to pursue delinquent lessees until all collection efforts have been completely exhausted. See also RISK FACTOR #6 on page 10 of this Prospectus. Historically, the amounts recovered from collections of delinquent leases have exceeded the legal fees incurred in connection therewith. Walnut reimburses the law firm of William Shapiro Esq., P.C., an affiliate, for payroll costs of its staff attorneys and any required advances for court costs, and does not pay any other fees on either a contingent or hourly basis. Neither William nor Kenneth Shapiro are included in the law firm's payroll. In consideration of these services, Walnut is entitled to retain any late charges collected to offset these costs of collection and litigation on behalf of ELCOA. Walnut does not refund any of the fees collected from ELCOA in those instances when a lessee defaults and collection efforts are discontinued. Once collection efforts are discontinued, any likelihood of recovering the equipment, to the extent not previously repossessed, is considered remote.

    An allowance for doubtful lease receivables is calculated at a level considered adequate to provide for estimated losses that will be incurred in the collection of these receivables. The allowance is increased by provisions charged to operating expense and reduced by charge-offs based upon a periodic evaluation (at least quarterly) of delinquent finance lease receivables.

    The following table sets forth ELCOA's lease receivable delinquencies on a strict contractual basis as of April 30, 1996, 1995, and 1994, and at October 31, 1996. References to payments past due two monthly payments means payments which are at least 31, but not more than 60 days past due. Payments past due three monthly payments means payments which are at least 61, but not more than 90 days past due, while payments four or more mean 91 or more days past due on the contractual basis.


                                                       April 30,
              ---------------------------------------------------------------
                                 1996                   1995                 1994           October 31, 1996
                                $         %           $         %           $         %           $         %
                          -----------   ------  -----------   -----   -----------   -----   -----------   -----

    Aggregate Future
      Lease Receivables   $16,667,226   100.00  $17,267,612   100.0   $17,966,429   100.0   $17,003,620   100.0
                          -----------   ------  -----------   -----   -----------   -----   -----------   -----

    Current                 9,993,204    59.96   10,908,170    63.2    11,625,626    64.7    10,384,860    61.1

    Past due - Two Monthly
        Payments              942,432     5.65    1,156,730     6.7       984,582     5.5       964,947     5.7

    Past due - Three Monthly
        Payments              403,153     2.42      465,480     2.7       347,329     1.9       462,786     2.7

    Past due - Four or More
      Monthly Payments      5,328,437    31.97    4,737,232    27.4     5,008,892    27.9     5,191,027    30.5



                              ANALYSIS OF BAD DEBT WRITE-OFFS


                                                                              Six Months
                                     Fiscal Years Ended April 30,               Ended
                                     1996           1995           1994    October 31, 1996
                              -----------    -----------    -----------    ----------------
   Aggregate Future
    Lease Receivables         $16,667,226    $17,267,612    $17,966,429    $17,003,620

   Provisions for
    Doubtful Accounts             957,063      1,057,634        613,907        543,998

   Net Charge-Offs                731,829      1,257,058        496,088        595,669

   Average Gross Lease
    Receivables                16,967,419     17,617,021     18,314,447     16,835,423

   Percent of Net Charge-
    Offs to Average Gross
    Lease Receivables                 4.3%           7.1%           2.7%           7.1%

   Allowance for Doubtful
    Lease Receivables           1,751,521      1,526,287      1,725,711      1,699,850

   Percent of Allowance for
    Doubtful Lease Receivables
    to Aggregate Future Lease
    Receivables                      10.5%           8.8%           9.6%          10.0%

   Percent of Allowance for
    Doubtful Lease Receivables
    to Receivables Past Due
    Four or More Monthly
    Payments                         32.9%          32.2%          34.5%          32.8%

















                                               21

    As of April 30, 1996 and 1995, lease payments in arrears on receivables four or more monthly payments past due (included in the contractual balances due of $5,328,437 and $4,737,232) were $3,423,728 and $3,068,340, respectively. Although the balance of delinquent receivables increased during the fiscal year ended April 30, 1996, management believes that the likelihood of collection is greater as the credit criteria for new leases has been enhanced. As of April 30, 1996, and 1995, approximately $3,510,000 or 21.1% and $3,189,000 or 18.5%, respectively, of direct finance lease receivables on a strict total contractual basis were 12 or more months past due.

    ELCOA believes that its loss experience and delinquency rate is reasonable for its operations in that the provisions for doubtful accounts charged against operations typically equal or exceed net charge-offs on an historical basis. Delinquent receivable balances expressed as a total of lease receivables appears to be high because of its market, i.e., primarily small to medium sized businesses, and the decision to pursue delinquent lessees until all reasonable collection efforts have been completely exhausted. The implication of these higher percentages requires ELCOA to continue its collection efforts diligently to minimize its actual losses from delinquent accounts. As of April 30, 1996 and 1995 and at October 31, 1996, ELCOA maintained an allowance for doubtful lease receivables of $1,751,521, $1,526,287, and $1,699,850 respectively, which management believes is adequate for future write-offs on the Company's aggregate gross lease receivables. These reserves totaled 10.5%, 8.8%, and 10.0% respectively, of the total gross lease receivables outstanding at April 30, 1996 and 1995, and at October 31, 1996. The allowance is based upon management's periodic analysis performed at least quarterly of the lease portfolio, also taking into consideration ELCOA's and Walnut's past experience in the management of delinquent lease receivables. Total past due lease receivables as reflected in the above chart represent the total amount of payments due as well as all aggregate future payments to become due under terms of the underlying lease contracts. During the three fiscal years ended April 30, 1996, 1995 and 1994, and during the six months ended October 31, 1996, the allowance for doubtful accounts was increased by provisions for doubtful lease receivables annually in the amounts of $957,063, $1,057,634, $613,907, and $543,998, respectively. The amounts written off in each of the three fiscal years ended April 30, 1996, 1995 and 1994, and during the six months ended October 31, 1996 were $731,829, $1,257,058, $496,088, and $595,669, respectively, or 4.3%, 7.1%, 2.7% and 7.1%
of average gross lease receivables. ELCOA does not expect the percentage of net charge-offs to average gross lease receivables to materially increase in future fiscal years.

    Walnut also utilizes its collection department and a law firm with which it is affiliated to collect any and all delinquent payments on behalf of ELCOA. Walnut is entitled to be compensated for the collection of delinquent payments, by an amount equal to the delinquency and late charges collected under terms of each delinquent lease agreement, with the net rentals remitted to ELCOA. Walnut, in turn, compensates the law firm for its services from funds so received. Therefore, if no collections are made on a certain delinquent lease, ELCOA is charged only the monthly servicing fee for that account.

    ELCOA bears the risk of all loss of any lease rentals provided for under the leases, the loss of any equipment owned by it, any loss of value of any equipment, and all losses incurred in the sale of such equipment, no matter how such loss occurs. Consequently, ELCOA is required to maintain an allowance for such losses, increases in which will result in corresponding charges to operations. At October 31, 1996, approximately 39% of the then outstanding lease receivables were past due as reported on a contractual basis. Management attributes the increase in delinquencies to increased credit card debt and unsecured debt owed by individuals and businesses in general and has provided for additional reserves accordingly. This assertion is based on ELCOA's historical experience of collections of its outstanding lease receivables which has remained consistent during the past three fiscal years, and for the six months ended October 31, 1996. Management reviews these accounts at least quarterly and at year end provides what it believes to be an adequate reserve for potential losses thereof by a corresponding charge against operations. Leases are written-off only if there is an adverse court decision, bankruptcy or settlement, and local counsel engaged in the collection effort has determined that further action in recovering the debt is unwarranted. The high level of write-offs during the fiscal year ended April 30, 1995 and six months ended October 31, 1996 resulted from management's decision to discontinue collection efforts in certain cases where the legal costs of pursuing collection would be less than the recoveries anticipated. Factors such as evolving changes in case and statutory law in some states favoring debtor's rights (notably Florida, Texas, Alabama, South Carolina and California), post-judgment filing costs associated with continuing litigation and pursuit in collections, economic conditions in certain geographical areas, and the age of the delinquent lease receivables being collected can be attributed to the larger percentage of write-offs. Management believes that the likelihood of collecting the remaining delinquent lease receivables is greater than those previously written-off, as the credit criteria for new leases in those states favoring debtors rights have been enhanced. For small businesses, the Company requires, to a greater extent, that all co-owners be personally responsible for the obligations under lease contracts. In addition, as a result of a shift in marketing direction by Walnut towards more technical equipment to be leased by larger companies, along with a shift away from smaller, retail businesses, management believes that it can lower its delinquency rates. If the equipment is returned to ELCOA, it will maintain an inventory of the repossessed equipment until it can be re-let or sold. ELCOA writes down the carrying value of this equipment to its forced sale value when it is repossessed.

BOOKKEEPING AND DATA PROCESSING

    Almost all of ELCOA's bookkeeping and record-keeping functions are performed by Walnut utilizing electronic data processing programs developed and owned by Walnut Associates, Inc., the owner of all of the outstanding common stock of Walnut. It is anticipated that Walnut will maintain sufficient duplicate records to safeguard its information. ELCOA reimburses Walnut $500 weekly for performance of these services.

    ELCOA believes the fees to be charged by Walnut in connection with the above arrangements to be no higher than those charged by outside sources for similar services.

METHOD OF FINANCING

    ELCOA, in order to conduct its business, must have the financial resources with which to purchase the equipment it leases. The funds for such purchases will be generated primarily from the sale of the Debentures, receipt of rental payments, the sale of lease receivables to third-parties through "securitization", and, to a lesser extent, funds which may be borrowed in the normal course of business from lending institutions. ELCOA may therefore establish credit relationships with third-party asset "securitizers" or other lending institutions which may be necessary for the conduct of its business, although no such relationships existed as of the date of this Prospectus. The terms of the securitization or other borrowings would differ depending upon prevailing interest rates and the arrangements made with each lending institution. Such institutions may secure their interests in leases pledged as collateral but, except in connection with the specific leases used as collateral, this debt will rank on parity with the Debentures offered herein. Through securitization, ELCOA could offer to sell leases to third-party financial institutions for a fee, recognizing as current income the difference between the net present value of the future rentals due at an agreed upon discount rate, less ELCOA's investment in the equipment under lease.

    It should be noted that although ELCOA's rental income from its lessees is fixed at the inception of each lease, ELCOA's net income from a given lease is affected by changes in the interest rate it pays on borrowed funds. To the extent that the interest rates charged by any bank that may hypothecate leases or the interest rates that ELCOA pays on its Debentures increase, ELCOA must pay any such increased cost without having the ability to increase its rental charges on existing leases.

    ELCOA has sold Demand, Fixed Rate, and Money Market Thrift Certificates pursuant to prior offerings, of which $26,407,959 were outstanding at April 30, 1996. Of these, $1,331,985 are payable upon demand, and $25,075,974 of fixed-term certificates were due as follows:

              Year Ending
              April 30
              -----------
                 1997                  $13,871,989
                 1998                    3,934,697
                 1999                    2,815,391
                 2000                    1,759,532
                 2001 & thereafter       2,694,365
                                        -----------
                                       $25,075,974
                                       ===========

Approximately .7% of these certificates were held by William Shapiro, the Company's President, members of his immediate family, or companies in which he maintains a majority interest. Certificates held by these affiliates were purchased for cash under terms of the prior offerings of these securities at the public offering price. See also Note 8 to the Financial Statements.

EMPLOYEES

    It is currently anticipated that the officers of ELCOA will continue to devote substantially all of their time to their duties related to their respective positions with Walnut and its affiliates. ELCOA has no full-time employees. However, the officers and directors of ELCOA will make such time commitments as may be necessary, which are not expected to be a significant amount of time, to ensure that ELCOA fulfills its duties under the Indenture and such other duties as the officers and directors shall deem necessary to protect the interest of ELCOA's creditors, principally the Debenture holders, or which may be required by law. Mr. William Shapiro, President of ELCOA, has over 30 years experience in "small-ticket" leasing. Mr. Kenneth S. Shapiro, Vice-President of ELCOA, has over 15 years experience in leasing. Both officers are also licensed certified public accountants and attorneys. See "MANAGEMENT".

COMPETITION

    Equipment leasing and related businesses are highly competitive and that competition may increase. A number of concerns are engaged in the same type of business as ELCOA, including: (1) finance divisions, affiliates or subsidiaries of suppliers which sell products leased by ELCOA, (2) banks or their affiliates, (3) other leasing and finance companies, including Walnut, and (4) independently formed partnerships operating for the specific purpose of leasing equipment. Many of these organizations have greater financial or other resources than ELCOA and, therefore, may be able to obtain funds on terms more favorable than those available to ELCOA. This may permit such organizations to offer lease terms which ELCOA could not match. Also, such organizations may have competitive advantages including their affiliation with vendors and their nationwide leasing organizations. Although ELCOA has a right of first refusal to purchase new equipment and leases which Walnut wishes to sell, Walnut may compete with ELCOA for future business.

    Factors that effect competition include convenience, rate, terms, speed of credit approval, nature and type of equipment to be leased, and size of lease. ELCOA has no way of determining its share of the leasing market.

FEDERAL INCOME TAX CONSIDERATIONS

    ELCOA's leasing activities are not generally oriented toward creating tax benefits. The recently enacted Revenue Reconciliation Act of 1993 is expected to have no material impact on ELCOA's operations. To the extent that the current tax law reduces the benefits of equipment ownership, equipment users might be more inclined to lease because deductibility of rental payments by the lessee would remain unaffected, while purchases of equipment would no longer provide certain tax advantages.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

THREE FISCAL YEARS ENDED APRIL 30, 1996

    Management's discussion and analysis of financial condition and results of operations should be read in conjunction with ELCOA's financial statements and notes thereto appearing elsewhere herein. As regards transactions with affiliates, see Note 8 to the Financial Statements.

    ELCOA began operations on May 23, 1986 by the assignment of approximately $1,000,000 in equipment and related leases from Walnut in exchange for all of ELCOA's outstanding common stock. During the fiscal years ended April 30, 1996, 1995 and 1994, aggregate new lease receivables were $8,676,271, $9,674,906 and $8,782,656, respectively, new equipment purchased for lease was $6,561,611, $7,321,620 and $6,680,452, respectively, and recognized revenues from direct finance leases totalled $2,610,450, $2,945,151 and $3,009,864, respectively. During the three fiscal years ended April 30, 1996, all (100%) of the equipment and leases purchased were from Walnut. See "CREDIT POLICIES AND DELINQUENCIES" for a discussion of the delinquency status as respects these leases as of April 30, 1996. ELCOA attributes the decrease in new lease receivables entered in the fiscal year ended April 30, 1996 to a reduction in the amount of leases offered by sale from Walnut. The income earned under direct finance lease contracts decreased 11.4%, 2.2% and 1.6% during the fiscal years ended April 30, 1996, 1995 and 1994, respectively. The decrease in the growth of earned revenues during the three fiscal years ended April 30, 1996 was the result of a decrease in the amount of lease contracts outstanding during these years. Management attributes the loss reported for the fiscal years ended April 30, 1996, 1995 and 1994 to a variety of factors including but not limited to increased reliance on borrowed funds, increased general and administrative expenses, provisions for doubtful lease receivable associated with an aging portfolio of leases, and excess interest paid on excess cash and investment balances during the fiscal year. See "RISK FACTORS". In order to improve operating results, ELCOA will have to increase the amount of its outstanding lease receivables. This remedy may be achieved by the purchase of lease receivable portfolios from third parties, as well as the expected increase in purchases of leases from Walnut. See "Credit Policies and Delinquencies" for a discussion of steps being taken to improve the credit quality of new leases. During the three fiscal years ended April 30, 1996, the Company's costs of operations were funded from rentals collected. Net proceeds from the sale of debt securities were used for the purchase of equipment for lease during the fiscal years ended April 30, 1996, 1995 and 1994, with excess funds being retained in low-yield but highly liquid investments, including U.S. government securities with terms not exceeding six months in length.

    ELCOA experienced growth in the volume of new leases added to its portfolio during the fiscal year ended April 30, 1995, but declined during the fiscal years ended April 30, 1996 and 1994. Aggregate new lease receivables decreased by $998,635 or approximately 10.3% during the fiscal year ended April 30, 1996 and increased by $892,250 or approximately 10% during the fiscal year ended April 30, 1995. In analyzing ELCOA's Financial Statements, it is therefore important to note the relationships between new lease volume added during an accounting period and the net lease revenue and income before income taxes reported for that period. Net lease revenue recognized by ELCOA during an accounting period is defined to be the income earned under direct finance lease contracts. New lease volume is the total of all new lease contracts added to the portfolio during the period. As a consequence, during a period in which the rate of growth of new lease volume increases, the growth rate of net lease revenue in that period will be less than the rate of growth in new lease volume, because the income earned from new lease volume is recognized over the term of each lease contract and not in the year the contract is entered. On the other hand, certain expenses recognized by ELCOA during an accounting period, such as the provision for losses, are more directly related to the aggregate amount of outstanding leases during that period. Thus, current-period expenses are more dramatically impacted by volume growth than is net lease revenue. As a result of the foregoing factors, reported income before income taxes will in turn grow at a slower rate than the rate of growth in net lease revenue during periods of increasing rates of growth in new lease volume. In periods of decreased rates of lease volume growth, the foregoing relationship would be reversed.

    Lease origination expenditures which represent fees incurred in the acquisition of new lease receivables from Walnut were 4% of the equipment acquired by ELCOA from Walnut, plus any commissions paid to vendors and outside leasing brokers. Effective May 1, 1990, Walnut included as part of the equipment cost any commissions paid vendors or leasing brokers in the acquisition of the equipment. As such, these costs are no longer reimbursed separately by ELCOA, but paid as part of the equipment cost. See Note 1 to the Financial Statements for a discussion of the impact of SFAS 91 on accounting for lease origination costs. Total amounts paid Walnut under the option agreement during the three fiscal years ending April 30, 1996, 1995 and 1994 were $252,370, $281,531 and $256,940, respectively.

    For the fiscal years ended April 30, 1996, 1995 and 1994, ELCOA incurred $972,678, $1,054,460, and $1,031,825 in general and administrative expenses, respectively. Monthly servicing and bookkeeping fees paid to Walnut in the amount of $592,638, $676,228, and $704,522 during the fiscal years ended April 30, 1996, 1995, and 1994, respectively, were a primary component of general and administrative expenses. The $83,590 decrease from the fiscal year ending April 30, 1995 in comparison to the fiscal year ending April 30, 1996 is attributable to a reduction in the amount of finance leases outstanding to 6,644 at April 30, 1996 from 7,964 at April 30, 1995. This decrease corresponds to the $81,782 or 7.8% overall reduction in general and administration expenses. Also included in the general and administrative expenses during the fiscal years ended April 30, 1996, 1995 and 1994 were $241,323, $247,561 and $188,209, respectively, of amortization of the deferred debt registration and solicitation expenses, which include amortization of commissions paid on account of sales of Demand, Fixed Rate, and Money Market Thrift Certificates. Fees paid to Financial Data, Inc., a registered transfer agent and affiliate of the Company, for services rendered in connection with the Demand, Fixed Rate and Money Market Thrift Certificates, were $106,589, $99,595 and $105,334, during the fiscal years ending April 30, 1996, 1995 and 1994, respectively. In the event that Walnut should cease operations or be unable to fulfill its obligations in origination and servicing of ELCOA's leases, ELCOA's costs to perform these services might increase, reducing profitability. See "RISK FACTOR #2" on page 7.

    An allowance for doubtful direct finance lease receivables is maintained at a level considered adequate to provide for estimated losses that will be incurred in the collection of these receivables. The allowance is increased by provisions charged to operating expenses and reduced by chargeoffs. ELCOA recorded provisions for doubtful lease receivables of $957,063, $1,057,634 and $613,907 for the fiscal years ended April 30, 1996, 1995 and 1994, respectively, resulting from increases in delinquent accounts outstanding during these periods. At April 30, 1996, approximately 40% of the then outstanding lease receivables were past due as reported on a contractual basis. ELCOA expects that the percentage of delinquencies will decrease as the aggregate amount of lease receivables increases in the future. Management has reviewed these accounts at year end and has provided what it believes to be an adequate reserve for potential losses thereof on an impairment basis by a corresponding charge against operations. Management does not expect the percentage of write-offs from delinquent lease receivables during fiscal 1997 to increase from the rate during fiscal 1996. See also "BUSINESS - Credit Policy and Delinquencies." For a further discussion of the legal efforts being conducted to collect delinquent lease receivables, see Footnote 8 to the Financial Statements.

    During the fiscal years ended April 30, 1996, 1995, and 1994 ELCOA incurred $1,382,422, $1,314,491 and $1,563,038, respectively, in interest expense, net of interest income of $1,016,596, $741,671, and $374,025, respectively, on average debt (including accrued interest thereon) of $28,442,700, $25,258,751 and $22,287,797, respectively, based upon the amounts of debt outstanding computed on a quarterly basis. Average interest rates on average outstanding debt, including accrued interest, but disregarding interest income on excess funds, were 8.4%, 8.1%, and 8.6%, respectively. The interest expense before calculation of any offset from interest income increased each year as a result of the increase in the amount of issued and outstanding debt securities of ELCOA.

    During the fiscal years ended April 30, 1996, 1995 and 1994, ELCOA recognized provisions for state income taxes in the amounts of $0, $360, and $0 respectively. See Footnote 1 to the Financial Statements. No provisions for federal income taxes were necessary, due to the benefit of Walnut's net operating loss carryforwards.

    ELCOA's revenue is set at the time a given lease contract is executed. Consequently, inflation is not expected to impact revenue subsequent to the inception of any given lease. In addition, inflation will not have a material effect on ELCOA's operating expenses as they are fixed based upon the Servicing Agreement with Walnut. However, the increased reliance on variable rate borrowings resulting from sale of the certificates subjects ELCOA to increased exposure to inflation because of the risk of increased interest rates. In the event that future redemptions of Debentures exceed future sales of the Debentures being offered, ELCOA would be required to replace the indebtedness through other borrowings. To the extent that ELCOA is able to obtain funds at fixed interest rates, inflation will have no impact over the term of any given loan. However, to the extent that the loans would be at variable interest rates, inflation might have a significant adverse impact on ELCOA's operations through increased costs of borrowing.

    In order to reduce operating losses, and improve operating profitability, management continues to take steps to increase the generation of new lease receivables that are credit worthy, and increase collections from past due lease receivables. In order to improve the overall quality of its future lease receivables, the Company requires to a greater extent that all co-owners be personally responsible for the obligation under lease contracts. In addition, as a result of a shift in marketing direction by Walnut towards more technical equipment to be leased by larger companies, along with a shift away from smaller retail businesses, management believes it can lower its delinquency rates. The percentage of delinquent lease receivables increased during fiscal 1996, in part, as a result of the increase in delinquencies and, in part, as a result of a decrease in the outstanding amount of aggregate lease receivables during the year. As the level of outstanding lease receivables increases and the quality of new leases improves, management believes that the percentage of severely delinquent leases will decrease. As Walnut's ability to market its leasing programs and services to and through equipment manufacturers matures, the level of new receivables will increase as noted below during the six month period ended October 31, 1996. Excess funds available for investment in leases have decreased as the rates being paid on newly issued Debentures have not increased while market rates in general have reflected slight increases. Repayment of the Company's outstanding indebtedness will be dependent on achieving profitable operations. See "Risk Factors" beginning on page 7 of this Prospectus.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED OCTOBER 31, 1996 AND 1995.

    Revenues of $1,253,468 and $1,362,988 were recognized during the six months ended October 31, 1996 and 1995 respectively. Revenues decreased $109,520 or 8.04% as a result of changes in the composition of the aging of the outstanding aggregate future receivables during these periods. The Company utilizes the "effective" method in recognizing income from deferred income on its direct finance lease portfolio. For a more detailed discussion of the manner in which income is computed and recognized, see Footnote 2 to the Financial Statements for the six months ended October 31, 1996 and 1995. During the six month periods ended October 31, 1996 and 1995, $4,965,522 and $4,358,100, respectively, in new gross finance lease receivables were added to the portfolio of outstanding leases, corresponding to equipment purchases of $3,735,425 and $3,344,014, respectively. Unearned income under direct finance leases reflected a net increase of $132,377 during the six months ended October 31, 1996 after having decreased $163,948 during the six months ended October 31, 1995. During a period in which new lease volume grows, the rate of growth in new lease volume and unearned income will exceed the rate of growth, if any, of income earned under direct finance leases as unearned income is recognized over the term of the lease and not necessarily in the year of origination. Management attributes the increase in new leases generated during the six month period ended October 31, 1996 to an increase in equipment available for purchase from its parent, Walnut.

    Amounts paid under the service contract for lease origination in the amounts of $189,624 and $130,565, respectively, were capitalized in accordance with FAS No. 91 during the six months ended October 31, 1996, and 1995. See Footnote 2 to the Financial Statements for the six month interim period ended October 31, 1996.

    General and administrative expenses for the six month periods ended October 31, 1996 and 1995 were $457,673 and $484,448, respectively. Included in these expenses were $245,466 and $297,505, respectively, in monthly servicing fees which are to reimburse Walnut for the servicing and administration of ELCOA's outstanding leases which are charged at $6.50 per account per month. As of October 31, 1996 and 1995, there were 6,104 and 7,294 accounts outstanding, respectively. Also included in general and administrative expenses for the six months ended October 31, 1996 and 1995 are $130,329 and $108,024, respectively, which represents the amortization of the deferred registration and solicitation expenses which are included in "Other Assets" on the Balance Sheet at October 31, 1996 and 1995. See Footnote 2 to the Financial Statements for the six months ended October 31, 1996 and 1995 for a more detailed discussion of the calculation of the amortization expense. ELCOA paid Walnut $13,000 during each of the six month periods ended October 31, 1996 and 1995, for bookkeeping fees. These fees are to reimburse Walnut for the routine bookkeeping functions performed for ELCOA and are charged at $500 per week. Also included in general and administrative expenses were $50,398 and $53,292 respectively, in transfer service fees paid to Financial Data, Inc., an affiliate. These expenses approximate the actual costs incurred in the services performed, which decreased during the six months ended October 31, 1996 as a result of the suspension of sales of certificates effective September 1, 1996 pending effectiveness of a Post-effective amendment to a registration statement. See "Other Information below.

    For the six months ended October 31, 1996 and 1995, ELCOA recognized expenses of $543,998 and $346,593, respectively, for its doubtful lease receivable provision. See Footnote 2 to the Financial Statements for the six months ended October 31, 1996 and 1995. This provision was recognized in order to maintain an adequate allowance, based upon management's belief and historical experience, for anticipated delinquencies and impairments from doubtful direct finance lease receivables outstanding as of October 31, 1996 and 1995. During the three months ended October 31, 1996, ELCOA continued to conduct an extensive review of the collectibility of all past due accounts, and wrote-off those situations where further costs in pursuing legal remedies in collection were considered to be unwarranted. As a result, past due accounts four or more monthly payments past due (on a strict contractual basis) as of October 31, 1996 were $5,191,027 or 30.53% of the $17,003,620 in aggregate future lease receivables outstanding at that date. These delinquencies decreased $137,410 or 2.58% from the amount of $5,328,437 (32.0% of aggregate receivables) at April 30, 1996. Management is continuing its efforts in pursuit of collections of all past due lease receivables.

    During the six months ended October 31, 1996 and 1995, ELCOA incurred $691,990 and $703,083, respectively in interest expense on the Demand, Fixed Rate and Money Market Thrift Certificates. Accrued interest thereon of $3,228,787 and $2,604,574, respectively, were outstanding at October 31, 1996 and 1995. These expenses were reduced by interest income of $550,421 and $488,328, respectively during the six months ended October 31, 1996 and 1995. ELCOA's excess cash is invested in short-term U.S. Government Treasury Bills having maturities of three months, with interest rates of 5.0% and 5.3% at October 31, 1996 and 1995, respectively. The average rates of interest paid on the Certificates (including accrued interest thereon) during these periods were approximately 8.5% and 8.6%, respectively, during the six month periods ended October 31, 1996 and 1995. Effective January 1, 1991, ELCOA and Walnut, its parent, agreed to pay each other interest on any intercompany advances during each month. Interest will be charged at a rate equal to 2% above the prevailing "prime" rate of interest at Meridian Bank, Reading, Pennsylvania. During the six months ended October 31, 1996 and 1995, ELCOA included $364,015 and $240,887, respectively, as interest income under this agreement.

    During the six month periods ended October 31, 1996 and 1995, ELCOA recognized no provisions for state income taxes, or federal income taxes. See Footnote 2 to the Financial Statements for the six months ended October 31, 1996 and 1995.

CAPITAL RESOURCES AND LIQUIDITY

    ELCOA has financed, and anticipates that it will continue to finance its new business primarily from the proceeds from its sale of Certificates, as well as from rentals received from lease contracts outstanding, and, if necessary, from bank borrowings or sales of lease receivables to other financial institutions. During the three fiscal years ended April 30, 1996, 1995, and 1994, approximately 29%, 37% and 56%, respectively of the equipment purchases were funded from sale of securities, and 71%, 63%, and 44%, respectively were funded from rental collections. Approximately $17,970,000 in principal amount, including accrued interest on the $26,407,959 in Debentures outstanding at April 30, 1996 is subject to redemption within one year of that date.
Scheduled receipts from lease contracts of approximately $9,134,000 during this period, as well as cash and the investment in U.S. government securities on hand at April 30, 1996 are expected to be sufficient to cover redemptions for holders who do not elect to "rollover" at maturity into new Debentures. See Footnotes 2 and 6 to the Financial Statements. During the fiscal years ended April 30, 1996, 1995 and 1994, approximately 78%, 86% and 81%, respectively, of all debt securities issued by Walnut coming due were renewed and "rolled over" into new indebtedness, while approximately 54%, 50% and 59%, respectively, of all Demand, Fixed Rate, and Money Market Thrift Certificates issued by ELCOA which came due were "rolled over" during this period. ELCOA's rollover percentage is lower as a result of its lower rates being offered on its Certificates in comparison to those of Walnut. Management cannot predict with any certainty what percentage will "roll over" during the fiscal year ending April 30, 1997, and the percentage may be relatively comparable to prior year experience. Redemptions of Debentures previously issued decreased to $7,734,149 from $8,272,533 during the fiscal years ended April 30, 1996 and 1995, respectively. Redemptions were approximately the same as the prior year taking into consideration the redemption of $306,000 of certificates paid to the estate of a deceased certificate holder during the fiscal year ended April 30, 1995. See Statements of Cash Flows for the three fiscal years ended April 30, 1996 appearing on pages 52 and 53 of this Prospectus. In the event that holders do not elect to "roll-over" their debt securities, the redemptions will be met from cash and investments on hand and rentals received from outstanding leases in the ordinary course of business. As such, the proceeds of this offering are not expected to be used to redeem outstanding certificates. As of October 31, 1996, ELCOA had approximately $6,177,000 of cash on hand or invested in liquid short-term government securities, and had a receivable from Walnut of approximately $8,567,000 for funds advanced for the purchase of equipment for leases awaiting sale to ELCOA as of October 31, 1996. See Risk Factor #9 on page 11 of this Prospectus.

    Management believes that ELCOA has the capacity and ability to generate new lease business to the extent that funds become available from these sources, taking into effect historical cash flows from rental collections and sale of debt securities, that exceeded the cost of operations. ELCOA could also purchase equipment and leases from outside sources provided that the documentation is acceptable to management. Management considered but found unacceptable such leases in the past due to the inability to confirm the documentation or likelihood of collection of such lease portfolios offered for sale. The lag time between receipt of funds and the investment in equipment is approximately two months. No assurance can be given that any future offering of Demand and Fixed Rate Certificates can be sold or that satisfactory bank relationships can be established, or that all funds raised from these sources could be immediately invested in the purchase of equipment for lease. However,

ELCOA presently has no commitments outstanding for any future equipment purchases, and its anticipated cash flow from its outstanding portfolio of leases will be sufficient to fund operations during the next fiscal year without any reliance on capital to be generated by the sale of these Debentures. Management believes that it could generate additional funds through the securitization markets, or establish bank lines of credit or their equivalent on a secured lending basis, since it has sufficient assets under lease to adequately collateralize any line of credit. There are no material capital purchase commitments or long term obligations which may be incurred beyond the next twelve months. See the Statement of Cash Flows for the three fiscal years ended April 30, 1996. See also "RISK FACTORS" for a complete discussion of the relationships between ELCOA and its parent, Walnut, and its financial condition. In this regard, if Walnut were to liquidate or cease doing business, ELCOA's costs to continue operations may exceed the costs paid Walnut under the origination and servicing agreements. In addition, the holders of Walnut's debt securities acquiring an equity interest in ELCOA could force a liquidation of ELCOA. In that event, holders of ELCOA's debt securities would be paid their principal and accrued interest before any payment in liquidation would be made to Walnut's creditors as owners of the equity of ELCOA. See Risk Factor Number 4 on page 8 of this Prospectus.

    As noted in the "USE OF PROCEEDS" section on page 13 of this Prospectus, excess funds have historically been invested by the Trustee in low yielding but highly liquid investments. These funds have been held solely for the purpose of investment in new lease receivables. During the fiscal year ended April 30, 1996, the average interest rate earned by ELCOA on these funds was approximately 5.2%, while the average interest rate paid on outstanding certificates was 8.4%, resulting in a negative spread of 3.2%. Any decision by the Federal Reserve to increase rates in general may reduce this "negative spread". However, management has placed a high priority of increasing the purchase of equipment for lease reducing the available amount of cash and investments on hand. During the fiscal year ended April 30, 1996, the average rate of return on ELCOA's investment in its lease receivables was 17.3%.

    As noted in the Statements of Cash Flows on page 52, sales of Demand and Fixed Rate Certificates have increased over the three fiscal years ended April 30, 1996, along with a corresponding increase in the redemption of these securities at their respective maturities. In the event that future redemptions of Certificates exceed future sales of the Certificates to be offered, ELCOA may utilize its excess cash to repay such borrowings. See "USE OF PROCEEDS." ELCOA believes that it has sufficient cash resources to meet its normal operating requirements during the fiscal year ending April 30, 1997.

    To the extent that ELCOA is able to obtain funds either through future sales of Certificates or from other sources at fixed interest rates, inflation will have no impact over the term of any given borrowing. However, to the extent that the borrowings would be at variable interest rates, inflation may have a significant adverse impact on ELCOA's operations through increased costs of borrowing. The increased reliance on variable rate borrowings resulting from sales of the Certificates subjects ELCOA to increased exposure to inflation because of the risk of increased interest rates.

    To date, neither ELCOA nor Walnut has ever defaulted on any contractual payment of interest or principal due under the terms of any loan, bank borrowing, or debt security obligation issued to the public. All requests for early repayment of interest or principal have never been later than five business days after demand for redemption was received.
                                       32
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

                             PRINCIPAL SHAREHOLDER

    All of the common stock of ELCOA presently outstanding is owned by Walnut, and 100% of the common stock of Walnut is owned by Walnut Associates, Inc., of which Mr. William Shapiro is the sole shareholder. Therefore, Mr. Shapiro, Walnut Associates, Inc., and Walnut may be deemed "parents" of ELCOA as that term is so defined under the Securities Act of 1933, as amended. For a discussion of the transactions between these affiliated parties, see Note 8 to the Financial Statements for the three fiscal years ended April 30, 1996. The address of Walnut and Walnut Associates, Inc. is Suite 200, One Belmont Avenue, Bala Cynwyd, PA 19004. All future loans to company officers, directors, affiliates and/or controlling shareholders will be made for bonafide business purposes, and will be approved by a majority of the directors of ELCOA, including a majority of those disinterested directors. All future transactions with the above reference parties will be on terms no less favorable than could be obtained from unaffiliated parties, and shall be approved by a majority of the directors of ELCOA, including a majority of those disinterested directors.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
The following table identifies the Directors and Officers of ELCOA.

NAME                         POSITION WITH ELCOA               AGE
------------------           ----------------------------      ---
William Shapiro              President                         73
Kenneth S. Shapiro           Vice-President                    44
Lester D. Shapiro            Secretary/Treasurer/Director      35
Nathan Tattar                Director                          75
John B. Orr                  Director                          37
Adam Varrenti, Jr.           Director                          47

Directors' terms expire when their successors are duly elected by the sole shareholder of ELCOA. Officers' terms shall continue until their successors are selected by the Board of Directors.

    William Shapiro, the father of Kenneth and Lester Shapiro, holds degrees from Temple University Schools of Business and Law. He is a practicing attorney and a Certified Public Accountant. He has been the President, Chief Executive Officer and Director of Walnut since 1969, and devotes substantially all of his time to those duties. For the last twenty-nine years, he has been the President, Chief Executive Officer, Director and sole shareholder of Walnut Associates, Inc., the sole shareholder of Walnut. He has been President of William Shapiro, Esq., P.C., a law firm, since 1976. He was a Director of Kulicke and Soffa Industries, Inc., a publicly held manufacturing company until August, 1987. Mr. Shapiro is also an officer, Director and sole shareholder of Welco Securities, Inc. since 1983, President of ELCOA since 1986, and President and a Director of Financial Data, Inc.

    Kenneth S. Shapiro, the son of William Shapiro, and brother of Lester Shapiro, is a graduate of Boston University's School of Business and School of Law. He is a practicing attorney and a Certified Public Accountant. Upon graduation from law school in 1977, he was employed by Touche Ross & Co., Certified Public Accountants, as a Tax Consultant. In 1977 he became a Director of Walnut and was employed as its Controller from September 1979 to 1983, when he became its Vice-President. In addition to being Vice-President

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

of Walnut, he is the President and a Director of Welco Securities, Inc. He had been a member of the part-time faculty in Accounting and Taxation at Beaver College, Glenside, Pennsylvania from September, 1978 to May, 1994.

    Lester D. Shapiro, the son of William Shapiro and brother of Kenneth S. Shapiro, is a graduate of New York University's College of Business and Public Administration, having majored in accounting and management. He has also received a Masters of Business Administration degree from New York University in June 1985. Since 1981, he has also been engaged in the purchasing and resale of used business equipment on his own behalf, and since March 1986, has been the President and sole shareholder of Shapiro Business Machines, Inc., a dealer in used business equipment. He has been a Director of Walnut since September, 1983, and a Director and Secretary/Treasurer of ELCOA since inception.

    John B. Orr received his Bachelor of Science degree in Business Administration from Drexel University in 1981. From 1983 to July, 1989 he worked as an independent floor broker with Jordan Investments, and as a trader with Susquehanna Investment Group, both members of the Philadelphia Stock Exchange. From July 1989 through July, 1992, he was employed as a Vice President, director and shareholder of Wynncroft Options, Inc., a specialist trading firm on the floor of the Philadelphia Stock Exchange. From July, 1992, through April, 1994 he was employed with Group One Limited, an options trading firm and member of various exchanges. His is now the President of Tempest Trading Partners, Inc., an options trader on the floor of the Philadelphia Stock Exchange. He has been a Director of ELCOA since inception.

    Nathan Tattar received his Bachelor of Arts degree from Washington College, Chestertown, Maryland; his C.L.U. (Chartered Life Underwriter) from the American College in 1955; and the R.H.U. (Registered Health Underwriter) designation from the Health Insurance Council in 1972. He is also a charter recipient of the L.U.T.C.F. designation from the Life Underwriter's Training Council. He has maintained his own life insurance agency since 1970 in Philadelphia, Pennsylvania, and has been active for 40 years in the life, health and pension insurance field. He is an active member in the Boy Scouts of America and presently serves on its Executive Board. He is also a member of the Insurance and Capital Fund Raising Committees of the Cradle of Liberty Council, and presently serves on the Executive Board. He has been a Director of ELCOA since inception. He is also licensed as a registered representative and a Director with Welco Securities, Inc., a member firm of the NASD Regulation, Inc., and Underwriter of the Debentures.

    Adam Varrenti Jr., received his Bachelor of Science degree in Business Administration from Villanova University. Since 1982, he has been the sole proprietor of the Diversified Financial Group, West Chester, Pennsylvania.
Mr. Varrenti received his C.L.U. (Chartered Life Underwriter) and his ChFC (Chartered Financial Consultant) designations from the American College in 1981 and 1985, respectively. He is also registered with the NASD through John Hancock Distributors, Inc., as a mutual fund salesman. He has been a Director of ELCOA since inception.

    ELCOA's Certificate of Incorporation adopts a provision of the Delaware General Corporation Law which provides that a director of a corporation will not be personally liable to the corporation or it shareholders for monetary damages for breach of fiduciary duty of care as a director, including breaches which constitute gross negligence. However, this provision does not eliminate or limit the liability of a director of a corporation (i) for breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions), (iv) for any personal benefit derived or (v) for breaches of a director's responsibilities under the federal securities laws.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, ELCOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. Reference is made to Item 17 of the Registration Statement of which this Prospectus is a part for additional information regarding the indemnification of officers and directors.

EXECUTIVE COMPENSATION

    All management decisions for ELCOA, including the purchase of equipment for lease, are made by ELCOA by its officers under the direction of its Board of Directors. It is expected that the officers of ELCOA will be required to devote only a small portion of their time to the affairs of ELCOA and are not expected to be compensated by ELCOA. ELCOA has no employee benefit plan.

    No compensation has been paid to any director or officer of ELCOA since incorporation, and none is likely without the approval of the Board of Directors. The officers of ELCOA will not be compensated by ELCOA for their services as directors, although the outside directors are paid $500 per meeting attended and will be reimbursed for expenses reasonably incurred in connection with their services on behalf of ELCOA. ELCOA's By-Laws provide that directors and officers of ELCOA may be indemnified against liabilities incurred in connection with their services on behalf of ELCOA.

                           DESCRIPTION OF SECURITIES

DEBENTURES

    This offering relates to ELCOA's Demand and Fixed Rate Certificates. The Debentures are to be issued under a Sixth Supplemental Indenture dated as of May 15, 1996 to an Indenture dated as of August 5, 1986 and supplements thereto dated September 19, 1986, September 20, 1988, September 13, 1989, August 17, 1990 and August 18, 1993 (collectively referred to as the "Indenture") between ELCOA and Summit Bank (successor by merger to First Valley Bank) of Bethlehem, Pennsylvania as Trustee ("Trustee"). The merger of First Valley Bank, Bethlehem, Pennsylvania, into Summit Bank, whose principal place of business is Princeton, New Jersey, became effective on July 15, 1996. Under terms of the Indenture, both types of Debentures stand on parity as to each other and neither shall be senior to the other in the event of dissolution or liquidation of ELCOA. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are brief summaries of all material provisions of the Indenture. Whenever particular provisions of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated by reference as part of the statements made herein and all statements are, therefore, qualified in their entirety by reference to such provisions or definitions.

    Certain terms of the Indenture as set forth below may be modified. See "Modification of the Indenture", described herein. Additionally, ELCOA has reserved the right to terminate this offering, or modify the terms of the offering or the Debentures, at any time by an appropriate amendment to this Prospectus. No such modification will affect the rights of the then outstanding Debentures, except to the extent described below.

    The Debentures are not secured by any collateral or lien, nor are there any provisions for a sinking fund. Institutions lending funds to ELCOA may hold security interests in certain leases as collateral and may have a priority interest in those leases pledged as collateral, although none exist as of the date hereof. Although the Indenture does not preclude future issuance of securities senior to those registered herein, ELCOA does not anticipate or intend in the immediate future, absent any unforeseeable circumstances, to issue any securities senior to those registered herein.

    There are no limitations on dividends or other cash flows which may be paid or transferred from ELCOA to Walnut, its parent. ELCOA has not set up any reserve for repayment of the Debentures, nor has it any minimum asset ratio maintenance requirements or other restrictions on the issuance of additional securities. In the event of Walnut's bankruptcy, Walnut's creditors may assert claims against ELCOA's assets by attempting to consolidate Walnut and ELCOA into a combined corporate entity, although management believes that such a claim would be unsuccessful as ELCOA is not operated as the alter ego of Walnut, because both corporations have taken steps to clearly separate their activities as two corporations to prevent any attempt to merge the transactions or corporate transactions into one. See Risk Factor #4 on page 8 of this Prospectus.

    In general, events which constitute a default are nonpayment of interest or principal, non-performance of certain covenants, and other events, all of which are more fully described on page 41 under "Events of Default." Should an event of default occur, the Trustee or holders of at least 25% in principal amount of Debentures may declare them due and payable by appropriate written notice. See "Events of Default."

    Parenthetical references appearing below refer to the applicable sections of the Indenture.

GENERAL

    Each Fixed-Rate Certificate shall mature from three (3) through one hundred-twenty (120) months from the date of issuance. The specific term is selected by the purchaser. The term can be for any term of whole calendar months within this range. Demand Certificates shall mature on the fifth day of the month following the month during which demand is made by the holder (Section 301). ELCOA is required to redeem Demand Certificates on the fifth day of the month following the month in which written notice of demand is received. For a complete discussion of the terms and conditions regarding redemption of Debentures, See "Redemption" on page 38 herein. It is the present policy of ELCOA, subject to availability of funds as determined by the Board of Directors in its sole discretion to pay the principal to the holder within 5 business days after demand for redemption is received.

    ELCOA may however, change this policy at any future date without notice to the holders of the Debentures. The Demand Certificates shall bear interest at least 1% above the annualized 6-month U.S. Treasury Bill Rate for Treasury Bills sold on the first day of the month or, if there is no auction on that day, the interest rate established at the last auction prior to the first day of the month. During the twelve month period ended April 30, 1996, the rate on these certificates averaged approximately 1.8% above the 6-month U.S. Treasury Bill Rate. Fixed Rate Certificates shall bear interest at a rate set by ELCOA at the date of issuance, but shall not be less than 1% above the annualized 6-month Treasury Bill rate for Debentures with maturities of 24 months or less, not less than 2% above the 6-month U.S. Treasury Bill Rate for Debentures with maturities from 25 to 60 months, and not less than 3% above the 6-month U.S. Treasury Bill Rate for Debentures with maturities exceeding 60 months (Section
301). There is no maximum interest rate which may be payable. During the twelve month period ended April 30, 1996, rates on 6, 60 and 120 month Debentures averaged approximately 2.29%, 4.05%, and 4.29%, respectively, over the 6 month U.S. Treasury Bill Rate. Interest shall continue to be earned until the principal amount of each certificate is paid or made available for payment (Section 301). Principal and interest will be payable at the corporate trust office of the Trustee, but unless other arrangements are made, interest will be paid by check mailed to the registered holders of the Debentures at their registered addresses (Sections 301, 1002). The Debentures are to be issued only in registered form, without coupons, in denominations of at least $100 and any additional amount approved by ELCOA (Section 302). The denominations of the Debentures can be changed without service charge, other than any tax or other governmental charge imposed in connection therewith, subject to the limitations provided in the Indenture (Section 305). The principal amount of the Debentures which may be issued under the Indenture is to be determined, from time to time, by the Board of Directors of ELCOA. The maximum amount to be offered hereunder is $50,000,000 less $4,800,000 sold prior to the date of this Prospectus. The Debentures will be unsecured obligations of ELCOA.

TAX WITHHOLDING

    The Internal Revenue Code of 1986, as amended (the "Code"), generally requires reporting and inclusion of interest as income to the security holder and will, in certain instances, require backup withholding by the payor of interest of 31% of all interest payments (or amounts equivalent thereto) on and after December 31, 1984.

    In general, ELCOA is required to file with the Internal Revenue Service each year over the term of the Debentures a Form 1099 information return (with a copy to the holder) reporting the amount of interest which is paid or which is considered earned by the holder during each calendar year period, and the holder is required to include such amount as income in his Federal Income Tax Return for that year.

    The Interest and Dividend Tax Compliance Act of 1983 provides for backup withholding at a rate of 31% on certain payments of interest and dividends. Backup withholding may apply only to dividend, interest, or certain other payments made subsequent to 1983.

    Under the backup withholding provisions, withholding on interest or dividends may be imposed either:

    (1) after the Secretary of the Treasury has mailed four notices to the taxpayer stating that the taxpayer has underreported his income, and, if the taxpayer has filed a return for the taxable year in which he underreported income, the Secretary has made a deficiency assessment against the taxpayer;

    (2) if the taxpayer fails to furnish a taxpayer identification number when required to do so;

    (3) If the Secretary notifies the payor that the taxpayer furnished an incorrect taxpayer identification number; or

    (4) with respect to instruments acquired after 1983, the taxpayer fails to certify under penalty of perjury that he is not subject to backup withholding as a consequence of having underreported his income.

    Any payor required to withhold from interest or dividend payments on the basis of taxpayer underreporting of income is required to notify the payee at the time the withholding begins.

REDEMPTION

COMPANY ELECTION

    ELCOA may, at its own discretion, call for the redemption of the Debentures from time to time, either in whole or in part. Notice of the redemption shall be given by first-class mail, postage prepaid, mailed to the holder not less than 60 days prior to the redemption date, at the principal amount thereof, plus interest accrued to the date of redemption. Debentures may be called for redemption at any time after purchase. Therefore, the purchaser is entitled to at least 60 days interest in the event of ELCOA's redemption. Accrued interest on the Debentures so redeemed shall be payable at the time of redemption. No further interest shall accrue on redeemed Debentures after the date of redemption (Sections 301, 1101 through 1105).

HOLDER'S ELECTION

    ELCOA is required to redeem any Fixed Rate Certificate at maturity without restriction. Subject to the $300,000 monthly limitation set forth below, ELCOA will redeem Demand Certificates after notice of demand is received and any Fixed Rate Certificates before maturity after notice of demand is received less a penalty, subject to the $300,000 monthly limitation established for the redemption of these Debentures as set forth below. See "DESCRIPTION OF SECURITIES - DEBENTURES; Right to Request Early Payment". ELCOA intends to satisfy requests for redemption from cash on hand. If insufficient cash is available, ELCOA may make use of funds available from possible hypothecation of leases or sale of leases to third parties. Hypothecation is the borrowing of funds from other financial institutions, assigning as security a portfolio of leases. Requests for the redemption by mail should be addressed to either the underwriter, Welco Securities, Inc., or ELCOA's offices at Suite 76, Silverside-Carr Executive Center, 501 Silverside Road, Wilmington, Delaware 19809, or in person at the same addresses, and should include the original certificate for redemption.

LIMITATIONS ON REDEMPTIONS

    Under the Indenture, ELCOA is not obligated to redeem Demand Certificates, or Fixed Rate Certificates prior to maturity, in excess of an aggregate of $300,000 in principal amount in any calendar month (Section 1101 (c)).

    If this limitation is invoked by ELCOA, the Trustee and the holders of such Debentures submitted for redemption, but not redeemed, will be so notified and the Debentures will be redeemed thereafter in the order in which demands are received by ELCOA, with those for which demands are received on the same day being redeemed on a pro-rata basis. To the extent that Debentures submitted for redemption are not paid in any given calendar month, such Debentures will be given first priority (in the order in which the demands were received) in the next succeeding calendar month or months until such Debentures are fully redeemed. Interest continues to accrue through date of payment. For this purpose, a demand made orally will be treated as having been made on the date of the oral demand, if it is confirmed by a written demand received by ELCOA within ten days after the date of the oral demand. (Section 1101). The limitation has not been invoked to date.

AUTOMATIC EXTENSION

    If, after its maturity date, a Fixed Rate Certificate is not presented for payment by the holder, and ELCOA does not tender payment to the holder, such Certificate shall be treated as a Demand Certificate, and the rights and other terms such as the determination of interest rates and redemption provisions applicable to Demand Certificates in general shall be applicable effective after the maturity date of such Fixed Rate Certificate. ELCOA will give each registered certificate holder one month's prior written notice of the time of maturity, reminding him of the maturity date of his certificate and the fact that the automatic extension provision will take effect unless he requests payment (Section 301). ELCOA will advise, by monthly statement, Debenture holders of the due date of all fixed term securities owned by them.

RIGHT TO REQUEST EARLY PAYMENT

    Holders may request the redemption of any Fixed Rate Certificate offered hereunder as of the end of the calendar month during which notice of a request for early payment is received, subject to the $300,000 monthly limitation on redemptions described above. Payment will be made on the fifth day of the following calendar month, or such shorter period of time as determined by ELCOA, on the following condition: A penalty, computed by multiplying the number of months remaining to maturity by 1/8 of 1% and then multiplying the product by the principal amount being redeemed prior to maturity, will be deducted from the principal amount if redeemed; however the penalty shall not be less than $25. For example, if 24 months prior to the due date, a holder elected to redeem a $1,000 60-month Fixed Rate Certificate, ELCOA would deduct a penalty of $30 from the principal repayment of $1,000 (1/8 of 1% multiplied by 24 months multiplied by $1,000 equals $30).

OPTION TO RECEIVE COMPOUND INTEREST

    Holders of Debentures have the option of electing to have interest on their Debentures reinvested and compounded monthly (that is, interest at the original rate shall be computed monthly on the new amount). There are no restrictions on the use that ELCOA may make of the retained interest. Once made, such an

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

election may not be changed without the consent of ELCOA. In the event a holder elects to have interest compounded, interest will be paid, at the holder's election, bimonthly, quarterly, semi-annually, annually or at maturity of his certificate (Section 301). Reinvested interest will be an unsecured obligation of ELCOA and will be subject to the same risks as the Debentures. See "RISK FACTORS". Interest compounded, but unpaid to holders, will be reportable as income for Federal income tax purposes, when earned, including when it is compounded but unpaid. ELCOA will advise holders by January 31 of each year concerning the amount of interest which must be reported as income for the preceding calendar year. ELCOA does not believe that any "original issue discount" as defined in the Internal Revenue Code of 1986, as amended, arises from the sale of the Certificates, as the stated principal amount redeemable at maturity equals the original issuance price for each certificate. Purchasers of Debentures bearing compound interest should consult their tax advisers concerning any applicable tax consequences. See "DESCRIPTION OF SECURITIES - DEBENTURES; Tax Withholding".

INTEREST - 6-MONTH UNITED STATES TREASURY BILL RATE

    Six-month United States Treasury Bills are auctioned weekly by the United States Treasury Department, usually on Monday. The interest rate on the 6-month U.S. Treasury Bills, on a discount basis, based on the auction average, is published widely in newspapers throughout the country, normally on the day following the auction. During the five year period ended April 30, 1996, the rates ranged from a low of 2.78% to a high of 6.42%. As of December 31, 1996, the 6-month U.S. Treasury Bill rate was 5.11%.

    The interest rate to be paid on the Demand Certificates offered hereunder shall be at least 1% above the annualized interest rate paid on 6-month United States Treasury Bills sold on the first day of the month, or if there is no auction on that day, the interest rate established at the last auction prior to the first day of the month. The rate will vary from month to month depending upon the U.S. Treasury Bill sales. In the event that the 6-month U.S. Treasury Bill Rate as set forth above shall fall below 6% per annum, or in the event there shall be no such U.S. Treasury Bill Rate in effect, the rate of such 6-month U.S. Treasury Bill shall be deemed to be 6% per annum. The percentage above the 6-month U.S. Treasury Bill Rate is to be determined at the beginning of the month by ELCOA (or in the absence of any such determination, such percentage shall be deemed to be 1% above the 6-month U.S. Treasury Bill rate), based upon prevailing market conditions, interest rates in general, and ELCOA's need for funds for the purchase of new equipment for lease as opportunities arise. Therefore, the minimum interest which can be paid on Demand Certificates shall be 7%.

    The interest rate to be paid on the Fixed Rate Certificates shall be fixed by ELCOA weekly at a rate at least equal to 1% above the annualized interest rate paid on 6-month U.S. Treasury Bills for Debentures with maturities of 24 months or less, at least 2% above the annualized interest rate paid on 6-month U.S. Treasury Bills for Debentures with terms ranging from 25 to 60 months, and at least 3% above the annualized interest rate paid on 6-month U.S. Treasury Bills for Debentures with maturities exceeding 60 months, based upon prevailing market conditions, interest rates in general, and ELCOA's need for funds for the purchase of new equipment for lease as opportunities arise. For the purpose of computing the interest to be paid on a given issuance of Fixed Rate Certificates, the annualized interest rate paid on 6-month U.S. Treasury Bills shall be determined by reference to such rates in effect on the date that

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

United States Treasury Bills are issued, or the date of the most recently issued 6-month U.S. Treasury Bills, if investor money is not received on an issue date of such U.S. Treasury Bill. Once established, the same rate of interest will be paid for the term of the Debenture. In the event the 6-month U.S. Treasury Bill Rate as set forth above shall fall below 6% per annum, or in the event there shall be not such U.S. Treasury Bill Rate in effect, the rate of such 6-month U.S. Treasury Bill shall be deemed to be 6% per annum.

    Interest to be paid in any calendar month will be paid on the tenth day of the succeeding calendar month.

RESTRICTIONS ON MERGER

    ELCOA, subject to certain conditions intended to protect the interests of the Debenture holders and contained in Section 801 of the Indenture, may consolidate or merge with or into, or sell or transfer all or substantially all of its property and assets to any other corporation other than Walnut, and may consolidate or merge with or into, or sell or transfer all or substantially all of its property and assets, provided that the Corporation (if other than Walnut) formed by or resulting from any such property and assets, assumes payment of principal and premium if any, and interest on the Debentures and performs all obligations in observance with the terms of the Indenture, in form satisfactory to the Trustee. No such merger may grant any lienholders resulting from the merger a position in liquidation senior to the interest of the holders of the Debentures. No approval of Debenture holders is required. ELCOA has no present plans to effect any of the foregoing transactions. (See
Article VIII).

MODIFICATION OF THE INDENTURE

    ELCOA may from time to time, enter into additional supplemental indentures amending the terms of the Indenture with the consent of at least 75% in aggregate principal amount of the outstanding Debentures. No supplemental indenture without the consent of each holder of outstanding Debentures may reduce the percentage of the Debenture holders necessary to modify or alter the Indenture, waive any default under the Indenture, reduce the stated amount of interest on any Debenture or change the maturity date of the principal, the interest payment dates or other terms of payment. ELCOA may, without consent of the holders of these Debentures, enter into supplemental indentures under certain limited circumstances where the rights of the holders are not materially affected (Sections 901, 902).

CONVENANT AS TO REPAIR

    ELCOA has covenanted that it will cause its properties used or useful in the business to be maintained and kept in good condition, repair and working order, provided, however, that ELCOA may provide for any disposition of such properties consistent with reasonable business judgment and not disadvantageous in any material respect to the holders of the Debentures (Section 1005).

EVENTS OF DEFAULT

    The following will be events of default: (a) default in the payment of any interest when due, which is not cured for 30 days; (b) default in the payment of principal or premium, if any, when due; (c) default in the performance of any other covenant of ELCOA, continued for 60 days after occurrence of the

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

default; and (d) certain events of bankruptcy, insolvency or reorganization (Section 501). In the event that a default shall occur and not be cured within the time period required, the Trustee or the holders of not less than 25% of the principal amount of outstanding Debentures (including holders who may be controlling persons) may declare the Debentures due and payable by appropriate written notice (Section 502).

    ELCOA will be required to furnish to the Trustee annually, a statement as to the fulfillment, by ELCOA, of all of its obligations under the Indenture (Section 1006).

TRANSACTIONS WITH THE TRUSTEE

    ELCOA will maintain deposit accounts and banking relations with the Trustee, Summit Bank (successor by merger to First Valley Bank) of Bethlehem, Pennsylvania.

    The Trustee also serves as a custodian for IRA and KEOGH accounts which may hold Debentures on behalf of the participant or beneficiary. An annual service charge of $30 per account is charged by the Trustee to the holder for custodial services in maintaining said IRA/KEOGH account.

                              PLAN OF DISTRIBUTION

    ELCOA has entered into an Underwriting Agreement with Welco Securities, Inc., Suite 105, One Belmont Avenue, Bala Cynwyd, Pennsylvania 19004 (hereinafter referred to as the "Underwriter").

    The Underwriter is an affiliate of ELCOA, and is wholly-owned by William Shapiro, ELCOA's President. The principals and officers of the Underwriter, William Shapiro and Kenneth S. Shapiro, are registered as licensed securities principals and agents and are also officers of ELCOA. See Note 8 to the Financial Statements for the fiscal year ended April 30, 1996. The principal business function of the Underwriter has been to sell registered securities for Walnut and ELCOA as their agent. As a result of the affiliations between ELCOA and the Underwriter, the Underwriting Agreement cannot be deemed to have been negotiated at arm's length. The offering prices of the Debentures have been arbitrarily determined by ELCOA with the concurrence of the Underwriter and bear no direct relation to ELCOA's assets, book value, net worth or any other established criteria of value. Among the factors considered in such determinations were the history of and prospects for the industry in which ELCOA competes, estimates of the business potential of ELCOA, the present state of its development, its financial conditions, risks associated with the leasing industry in general, interest rates in general during the time of the offering and demand for similar securities of comparable companies.

    Under the terms of the Underwriting Agreement, ELCOA has retained the Underwriter as its agent and the Underwriter has agreed to use its best efforts to offer to the public on a continuous basis the Debentures described herein at those prices specified on the cover of this Prospectus. The Underwriter has made no commitment to purchase any of the Debentures offered herein, and will not make any market for the Debentures. There is no minimum amount of Debentures which must be sold in order for this offering to go forward.

    No commission or other expense of the offering will be paid by any purchaser of the Debentures offered hereunder. The Underwriter is to be paid a commission equal to 1/15 of 1% per month for each month of the initial term of any new fixed-term Debenture sold (ranging from 0.2% for 3-month Debentures sold to 8.0% for 120 month Debentures), as the case may be, sold through the Underwriter. Rollovers of Debentures at maturity are considered as new sales. ELCOA agrees to reimburse the Underwriter for all accountable expenses and commissions incurred in connection with the offer and sale of Debentures. Neither William Shapiro nor Kenneth S. Shapiro receive any direct remuneration from Welco Securities, Inc. relative to the sale of these securities, as commissions are used by the Underwriter for expenses incurred in the solicitation and sale of the Debentures. The Underwriter may re-allow to certain dealers who are members of the NASD Regulation, Inc. ("NASD") and certain foreign dealers who are not eligible for membership in the NASD, a commission of up to 0.2% to 8.0% of the principal amount of Debentures, depending on the term of each Fixed Rate Certificate sold by such dealers. No commissions shall be paid on account of the sale of any Demand Certificates. After the commencement of the offering, the commissions and reallowances, if any, may be changed if for example, a major securities underwriter should offer to sell a significant portion of the unsold securities.

    ELCOA will indemnify the Underwriter and all other brokers and dealers who enter into agreements with ELCOA against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

    The foregoing discussion sets forth a summary of all material provisions of the Underwriting Agreement. For a complete description of the terms of the Underwriting Agreement, reference is made to the Underwriting Agreement which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part.

    The Underwriter as a member of the NASD, is subject to Rule 2720 of the NASD Rules of Conduct (previously Schedule E of the By-laws of the NASD) which deals with its participation in soliciting sales of securities for ELCOA.
Rule 2720 requires, in part, that an outside independent underwriter be engaged to perform due diligence and render an opinion that the yield on the Debentures being offered through the Prospectus are no lower than that recommended by a qualified independent underwriter. The Underwriter has obtained an opinion dated June 4, 1996 from J.E. Liss & Company, Inc., Milwaukee, Wisconsin, an
NASD member which has participated in the preparation of the offering documents, conducted its due diligence review of the offering, and agreed in exchange for compensation, totalling $25,000, reimbursed by ELCOA for services rendered to perform the services described above, that the proposed offering terms of the Debentures being offered meet this fairness objective.

                                   LITIGATION

    There are no material legal proceedings or actions pending or threatened against ELCOA or to which its property is subject.

                                 LEGAL OPINION

    The law firm of William Shapiro, Esq., P.C. of Bala Cynwyd, Pennsylvania, has rendered an opinion that pursuant to the Indenture between ELCOA and Summit Bank (successor by merger to First Valley Bank) as Trustee, and appropriate Company Orders, the Debentures, when issued and sold pursuant to the Indenture and in the matter contemplated by the Prospectus, will be valid and binding obligations of ELCOA.

    Both William Shapiro and Kenneth S. Shapiro, officers of ELCOA and officers and Directors of Walnut, are associated with said law firm as attorneys, of which Mr. William Shapiro is the sole shareholder of the professional corporation. Mr. William Shapiro is also sole shareholder, Secretary/Treasurer and a Director of Welco Securities, Inc., the Underwriter, of which Kenneth S. Shapiro is President and a Director.

                                    EXPERTS

    The balance sheets of Equipment Leasing Corporation of America at April 30, 1996 and 1995 and the related statements of operations, changes in shareholder's equity and cash flows for each of the three years in the period ended April 30, 1996 have been audited by Cogen Sklar LLP, Independent Certified Public Accountants. The financial statements appearing in the Registration Statement and this Prospectus are included in reliance on the reports of such firm and upon the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    ELCOA has filed with Securities and Exchange Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933, as amended, with respect to the Debentures offered by this Prospectus. This Prospectus does not contain all of the information set forth in that Registration Statement. For further information with respect to ELCOA and the Debentures, reference is made to that Registration Statement and to the exhibits and schedules filed therewith.

                         INDEX TO FINANCIAL STATEMENTS
                                                                  Page
                                                                  ----
Independent Auditor's Report.                                      46

Balance Sheets as of April 30, 1996 and 1995.                      48

Statements of Operations for the years
ended April 30, 1996, 1995 and 1994.                               50

Statement of Changes in Shareholder's Equity (Deficit)
for the years ended April 30, 1996, 1995 and 1994.                 51

Statements of Cash Flows for the years
ended April 30, 1996 and 1995 and 1994.                            52

Notes to Financial Statements for the fiscal years
ended April 30, 1996, 1995 and 1994.                               54

Balance Sheets as of October 31, 1996 (unaudited)
and April 30, 1996.                                                63

Statements of Operations for the six months ended
October 31, 1996 and 1995 and three months ended
October 31, 1996 and 1995 (unaudited).                             65

Statement of Changes in Shareholder's Deficit
for the six months ended October 31, 1996 (unaudited).             66

Statements of Cash Flows for the six months ended
October 31, 1996 (unaudited).                                      67

Notes to Financial Statements for the six months
ended October 31, 1996 (unaudited).                                69



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholder of Equipment Leasing Corporation of America

We have audited the accompanying balance sheets of Equipment Leasing Corporation of America (a wholly-owned subsidiary of Walnut Equipment Leasing Co., Inc.) as of April 30, 1996 and 1995 and the related statements of operations, changes in shareholder's equity and cash flows for each of the three years in the period ended April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

The accompanying financial statements have been prepared from the separate records maintained by Equipment Leasing Corporation of America. However, these may not necessarily be indicative of the financial condition that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. As discussed in Note 8 to the financial statements, certain expenses represent allocations made from or transactions with related parties.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equipment Leasing Corporation of America as of April 30, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended April 30, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Equipment Leasing Corporation of America will continue as a going concern, and accordingly, contemplate the realization of assets and liquidation of liabilities in the ordinary course of business. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses. In addition, our opinion dated July 1, 1996 on the consolidated financial statements of Walnut Equipment Leasing Co., Inc. (parent of the company) and subsidiaries contained an explanatory paragraph which discussed the substantial doubt about Walnut Equipment Leasing Co., Inc.'s ability to continue as a going concern which raises an uncertainty as to the realization of the receivable from its parent company. These uncertainties raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As described in Note 9 to the financial statements, Equipment Leasing Corporation of America has restated the above mentioned financial statements for information previously available which was not used in estimating the allowance for doubtful lease receivables.

/s/  Cogen Sklar LLP
COGEN SKLAR LLP

Bala Cynwyd, Pennsylvania
July 1, 1996, except for Note 9
as to which the date is
December 20, 1996

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (a Wholly-Owned Subsidiary of
                      Walnut Equipment Leasing Co., Inc.)
                                 BALANCE SHEETS
                               -----------------

                                                    (Restated)
                                                As of April 30,
                                           1996                    1995
                                    -----------             -----------
      ASSETS

Direct finance leases:
      Aggregate future amounts
       receivable under lease
       contracts                    $16,667,226             $17,267,612
      Estimated residual value
       of equipment                   1,577,174               1,831,613
      Initial direct costs, net         393,897                 414,426
Less:
      Unearned income under
       lease contracts              ( 3,347,395)            ( 3,587,139)
                                    -----------             -----------

                                     15,290,902              15,926,512
      Advance payments              (   516,658)            (   528,314)
                                    -----------             -----------

                                     14,774,244              15,398,198
      Allowance for doubtful
       lease receivables            ( 1,751,521)            ( 1,526,287)
                                    -----------             -----------

                                     13,022,723              13,871,911
Due from parent                       6,078,559               3,991,986
Cash and cash equivalents             9,260,482               8,908,798
Other assets(includes $336,392 and
 $331,180 paid to related parties)      452,783                 423,511
                                    -----------             -----------

      TOTAL ASSETS                  $28,814,547             $27,196,206
                                    ===========             ===========











                             SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (a Wholly-Owned Subsidiary of
                      Walnut Equipment Leasing Co., Inc.)
                          BALANCE SHEETS - (continued)
                               -----------------

                                                    (Restated)
                                                As of April 30,
                                           1996                    1995
                                    -----------             -----------
      LIABILITIES

Amounts payable to
 equipment suppliers                $     8,749             $     8,749
Accrued expenses and
 security deposits                       65,809                  72,289
Demand, Fixed Rate, and
 Money Market Thrift
 Certificates(includes $183,805
 and $174,907 held by
 related parties)                    26,407,959              24,521,875
Accrued interest                      2,767,158               2,326,708
                                    -----------             -----------

                                     29,249,675              26,929,621
                                    -----------             -----------

      SHAREHOLDER'S EQUITY (DEFICIT)

Common Stock $1 par value,
 1,000 shares authorized,
 issued and outstanding                   1,000                   1,000
Variable Rate Cumulative
 Prefered Stock, Series A, $1
 par value, 50,000 shares
 authorized, none issued                    ---                     ---
Additional paid - in capital            999,000                 999,000
Accumulated Deficit                 ( 1,435,128)            (   733,415)
                                    -----------             -----------

                                       (435,128)                266,585
                                    -----------             -----------

      TOTAL LIABILITIES AND
      SHAREHOLDER'S EQUITY (DEFICIT)$28,814,547             $27,196,206
                                    ===========             ===========







                             SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A Wholly-Owned Subsidiary of
                      Walnut Equipment Leasing Co., Inc.)
                            STATEMENTS OF OPERATIONS
                        --------------------------------

                                                   (Restated)
                                         For the Years Ended April 30,

                                       1996            1995            1994
                                 ----------      ----------      ----------
Revenue:

Income earned under
  direct finance lease
  contracts                      $2,610,450      $2,945,151      $3,009,864
                                 ----------      ----------      ----------

Costs and expenses:

Interest expense, net of
  interest income of $1,016,596,
  $741,671 and $374,025,
  respectively                    1,382,422       1,314,491       1,563,038
General and administrative
  expenses (includes
  $881,382, $946,465 and $934,695,
  respectively, paid to related
  parties)                          972,678       1,054,460       1,031,825
Provision for doubtful
  lease receivables                 957,063       1,057,634         613,907
                                 ----------      ----------      ----------

Total costs and expenses          3,312,163       3,426,585       3,208,770
                                 ----------      ----------      ----------

Loss before provision
   for state income taxes          (701,713)       (481,434)       (198,906)

Provision for state income taxes        ---             360             ---
                                 ----------      ----------      ----------

Net Loss                         $( 701,713)     $( 481,794)     $( 198,906)
                                 ==========      ==========      ==========








                             SEE ACCOMPANYING NOTES

                       EQUIPMENT LEASING CORPORATION OF AMERICA
                            (A Wholly-Owned Subsidiary of
                         Walnut Equipment Leasing Co., Inc.)
                STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (DEFICIT)
                                      (Restated)
                      Common Stock
                   ($1.00 Par Value)
                      1,000 shares                   Retained
                       Authorized     Additional     Earnings          Total
                     No. of shares     Paid-In     (Accumulated    Shareholder's
                   Issued    Amount    Capital       Deficit)      Equity (Deficit)
                   ----------------   ----------    -----------    ---------------
Balance,
April 30,
1993, previously
reported           1,000    $1,000     $999,000     $   764,371     $  1,764,371

Prior Year Effect
of restatement of
provision for
doubtful lease
receivables          ---        ---         ---        (817,086)        (817,086)
                   -----     ------    --------      ----------     ------------

Balance, May 1,
1993, as restated  1,000      1,000     999,000         (52,715)         947,285

Net Loss for
the year ended
April 30, 1994       ---       ---          ---        (198,906)        (198,906)
                   -----     -----      -------        --------         --------

Balance,
April 30,
1994               1,000     1,000      999,000        (251,621)         748,379

Net Loss for the
year ended
April 30, 1995       ---       ---          ---        (481,794)        (481,794)
                   -----    ------     --------       ---------        ---------

Balance,
April 30,
1995               1,000     1,000      999,000        (733,415)         266,585

Net Loss for
the year ended
April 30, 1996       ---       ---          ---        (701,713)        (701,713)
                  ------    ------     --------       ---------        ---------

Balance,
April 30,
1996               1,000    $1,000     $999,000     $(1,435,128)   $    (435,128)
                   =====    ======     ========     ===========    =============

                                SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                            STATEMENTS OF CASH FLOWS
                              -------------------

                                                      (Restated)
                                             For the Years Ended April 30,
                                          1996            1995           1994
                                    ----------     -----------    -----------
OPERATING ACTIVITIES

Net Loss                             $(701,713)     $(481,794)      $(198,906)
Adjustments to reconcile
   net loss to net cash
   provided by operating activites:
 Amortization of
   deferred debt expenses              241,323        247,561         188,209
 Provision for doubtful
   lease receivables                   957,063      1,057,634         613,907
Effects of Changes
 in other operating items:
 Accrued expenses                      ( 6,480)        (26,820)       (22,691)
 Accrued interest                      440,450         232,378        422,646
 Other assets (net)                   (270,595)       (232,922)      (252,895)
                                    ----------     -----------    -----------
Net cash provided by
  operating activities                 660,048         796,037        750,270
                                    ----------     -----------    -----------

INVESTING ACTIVITIES

Excess of cash received
  over lease income recorded         6,263,312       6,447,111      6,207,106
Increase in
 advance payments                      190,424         179,692        119,765
Purchase of equipment
  for direct finance leases         (6,561,611)     (7,321,620)    (6,680,452)
                                    ----------     -----------    -----------

Net cash used in
  investing activities               $(107,875)      $(694,817)     $(353,581)
                                    ----------     -----------    -----------










                             SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                     STATEMENTS OF CASH FLOWS - (continued)
                              -------------------

                                                       (Restated)
                                             For the Years Ended April 30,

                                          1996            1995           1994
                                    ----------     -----------    -----------
FINANCING ACTIVITIES

Proceeds from issuance
  of Demand and Fixed Rate
  Certificates                      $9,620,233     $10,983,417    $9,267,808
Net advances to parent              (2,086,573)     (1,491,170)     (840,810)
Redemption of Demand, Fixed
  Rate, and Money Market
  Thrift Certificates               (7,734,149)     (8,272,533)   (5,498,321)
                                    ----------     -----------    ----------
Net cash provided by (used in)
  financing activities                (200,489)      1,219,714     2,928,677
                                    ----------     -----------    ----------

Increase in
  Cash and Cash Equivalents            351,684       1,320,934     3,325,366
Cash and Cash Equivalents,
  Beginning of Year                  8,908,798       7,587,864     4,262,498
Cash and Cash Equivalents,          ----------     -----------    ----------
  End of Year                       $9,260,482      $8,908,798    $7,587,864
                                    ==========     ===========    ==========





















                             SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION AND NATURE OF OPERATIONS:

    Equipment Leasing Corporation of America ("ELCOA") was incorporated as a Delaware corporation on May 6, 1986 and commenced operations on May 23, 1986. ELCOA is a wholly-owned subsidiary of Walnut Equipment Leasing Co., Inc. ("WALNUT"), a Delaware corporation. ELCOA was formed primarily to purchase general commercial equipment for lease throughout the United States, utilizing the proceeds of sale of certain debentures referred to as "Demand, Fixed Rate, or Money Market Thrift Certificates." See Note 6.

BASIS OF FINANCIAL STATEMENT PRESENTATION

    The financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Acccordingly, the financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amount of liabilities that many be necessary should the Company be unable to continue in the normal course of business.

    During the years ended April 30, 1996, 1995 and 1994, the Company incurred losses of $701,713, $481,794 and $198,906, respectively, and reported accumulated deficits of $1,435,128 and $733,415 at April 30, 1996 and 1995, respectively. The independent auditor's report for Walnut for each of the three years ended April 30, 1996 contained an explanatory paragraph which indicated that Walnut has suffered recurring losses from operations and has a shareholder's deficit that raise substantial doubt about that entity's ability to continue as a going concern. As a result of the transactions between the Company and Walnut in the ordinary course of business, including but not limited to advances to Walnut for future purchases of equipment for lease, a receivable from Walnut is reflected on the Company's balance sheet. Walnut's ability to continue as a going concern raises an uncertainty as to the realization of the Company's receivable from its parent company.

    The management of Walnut has initiated certain measures to refine its marketing strategy during the fiscal year ended April 30, 1996 that it believes may result in an increase in the levels of new leases to be generated in the future. Walnut must increase the level of new leases and control its costs of lease origination and administration in order to reduce its operating expenses to continue as a going concern.

    Management believes that should Walnut cease operations or be unable to fulfill its obligations in the organization and servicing of the Company's leases, that the Company could purchase leases of similar term and cost from outside sources and could service its leases by contracting with outside entities. In addition, the Company has financed, and anticipates that it will continue to finance its new business primarily from the proceeds its sale of

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

certificates, as well as from rentals received from lease contracts outstanding. Management believes that its cash flow through the sale of securities, anticipated renewal of existing indebtedness and collections from outstanding lease receivables will be adequate to meet operating needs during the ensuing year.

    LEASE ACCOUNTING:

    ELCOA is in the business of leasing commercial equipment which is specifically acquired for each lease. For financial reporting purposes, ELCOA primarily uses the direct financing method and records at the inception of the lease (a) the estimated unguaranteed residual value of the leased equipment and the aggregate amount of rentals due under the lease as the gross investment in the lease and (b) the unearned income arising from the lease, represented by the excess of (a) over the cost of the leased equipment. The unearned income is recognized as income over the term of the lease on the effective (or interest) method in accordance with the requirements of Statement of Financial Accounting Standards No. 91 "Accounting for Non Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of
Leases"   ("SFAS 91").  In addition, under this method a portion of the initial direct costs as defined by SFAS 91 ($252,370, $281,531, and $256,940 for the years ended April 30, 1996, 1995 and 1994, respectively) are accounted for as part of the Investment in Direct Financing Leases. These expenses are 4% of the original equipment cost. Unearned income is earned and initial direct costs are amortized to reduce income using the effective method over the terms of each respective lease.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

    ESTIMATED RESIDUAL VALUES OF EQUIPMENT UNDER DIRECT FINANCE LEASES:

    ELCOA generally offers an option to purchase the leased equipment upon expiration of the lease term at its then fair market value (usually not less than 10% of the original equipment cost). Residual value of this equipment is generally established at the purchase option price offered.

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)


    ALLOWANCE FOR DOUBTFUL LEASE RECEIVABLES:

    An allowance for doubtful direct finance lease receivables is maintained at a level considered adequate to provide for estimated losses that will be incurred in the collection of delinquent lease receivables. The allowance is increased by provisions charged to operating expense and reduced by charge-offs based upon a periodic evaluation, performed at least quarterly, of delinquent finance lease receivables. Charge-offs totaled $731,829, $1,257,058, and $496,088 for the years ended April 30, 1996, 1995 and 1994, respectively.

    INCOME TAXES:

    ELCOA computes and records income taxes currently payable based upon the determination of taxable income using the "operating method" for all leases, which is different from the method used for financial statement purposes (as described above). Under the "operating method", ELCOA reports as income the amount of rentals received and deducts the appropriate amount of depreciation of the equipment over its estimated useful life.

    The Company utilizes an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    The net deferred tax asset as of April 30, 1996 and 1995 includes deferred tax assets (liabilities) attributable to the following temporary deductible (taxable) differences:

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                       WALNUT EQUIPMENT LEASING CO. INC.)
                         NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)


                                                  1996              1995
                                            ----------        ----------
         Operating lease method vs.
           direct financing method          $1,467,000        $1,576,000
         Provisions for doubtful
           lease receivables                   472,000           341,000
         Other                                 (32,000)          (34,000)
                                            ----------        ----------
         Net deferred tax asset              1,907,000         1,883,000
         Valuation allowance                (1,907,000)       (1,883,000)
                                            ----------        ----------
         Net deferred tax asset
           after valuation allowance        $      ---        $      ---
                                            ==========        ==========

    A valuation allowance was considered necessary since it is more likely than not that the Company will not realize the tax benefits of the deductible differences. There was no cumulative effect on income for prior years upon the adoption of SFAS 109, for the year ended April 30, 1995 since there was no existing deferred tax asset as of May 1, 1994.

    The Company will be included in the consolidated federal income tax return of its parent, Walnut Equipment Leasing Co., Inc.. Based on a tax allocation agreement, current federal taxes otherwise refundable (payable) under a separate company computation will be received from (paid to) its parent.

    For the fiscal years ended April 30, 1996, 1995 and 1994 there was no provision for either current or deferred federal income taxes.

    CASH FLOW STATEMENTS:

    The Company considers cash invested in short-term, highly liquid investments with original maturities of three months or less to be cash equivalents. At April 30, 1996 and 1995, cash equivalents consisting of U.S. Government Securities amounted to $8,098,999 and $6,349,693, respectively. The company had no cash equivalents at April 30, 1994. Amounts paid for interest for the fiscal years ended April 30, 1996, 1995 and 1994 were $1,996,122, $1,898,734, and $1,549,217, respectively. Amounts paid for income taxes for the fiscal years ended April 30, 1996, 1995, and 1994 were $0, $0, and $411, respectively.

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

    CONCENTRATION OF CREDIT RISK:

    The concentration of credit risk is limited since the Company's small ticket lease portfolio varies widely as to the diversity of equipment types, lessees, and geographic location.

2.  AGGREGATE FUTURE AMOUNTS RECEIVABLE UNDER LEASE CONTRACTS:

Receivables under direct finance lease contracts at April 30, 1996 are due as follows:

              Year ending
               April 30,                Amount
              -----------          -----------
               1997                $ 9,133,987
               1998                  4,700,261
               1999                  2,110,727
               2000                    528,198
               2001 & beyond           194,053
                                   -----------
                                   $16,667,226
                                   ===========

3.  OTHER ASSETS:

    Other assets of $452,783 and $423,511 at April 30, 1996 and 1995, respectively, include $452,495 and $423,223 in deferred expenses, net of accumulated amortization, representing costs directly related to ELCOA's registration and sale of Demand, Fixed Rate, and Money Market Thrift Certificates. Such expenses are being amortized on a straight-line basis over the estimated average lives of the debt issued, and to be issued under the registration statement. Amortization of deferred expenses charged to income during the years ended April 30, 1996, 1995 and 1994, were $241,323, $247,561, and $188,209, respectively, which includes commissions paid for sale of these certificates.

4.  AMOUNTS PAYABLE TO EQUIPMENT SUPPLIERS

    Amounts payable to equipment suppliers in the amount of $8,749 as of April 30, 1996 and 1995 represents holdbacks from suppliers of equipment as additional security for performance by the underlying lessee on the related lease contract, and are payable at the termination of the contracts based upon the lessee's compliance with terms of the lease contract.

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS

5.  INCOME TAXES

    ELCOA will file a consolidated Federal income tax return with its parent, Walnut. ELCOA has made no provision for Federal income tax expense for the years ended April 30, 1996, 1995 and 1994 due to the benefit of Walnut's net operating loss carryforwards.

    ELCOA has provided for $0, $360, and $0 in state income tax expense for the fiscal years ended April 30, 1996, 1995 and 1994, respectively.

6.  DEMAND, FIXED RATE, AND MONEY MARKET THRIFT CERTIFICATES

    The Demand, Fixed Rate, and Money Market Thrift Certificates outstanding at April 30, 1996 bear interest at rates ranging from 7.0% to 12.75%, and are due as follows:

                Year ending
                 April 30,                   Amount
                -----------             -----------
                   1997                 $15,203,974
                   1998                   3,934,697
                   1999                   2,815,391
                   2000                   1,759,532
                   2001 & beyond          2,694,365
                                        -----------
                                        $26,407,959
                                        ===========

    Included in the amounts due in the year ended April 30, 1997 are $1,331,985 of certificates payable on demand. The accrued interest of $2,767,158 at April 30, 1996 is payable upon demand.

7.  CAPITALIZATION

    On May 23, 1986, ELCOA issued all of its authorized shares of common stock (1,000 shares, $1.00 par value per share) in exchange for certain lease assets from Walnut. These shares are fully paid and nonassessable. ELCOA has also authorized the issuance of 50,000 shares of preferred stock, $1.00 par value. At April 30, 1996, no shares of preferred stock have been issued.

8.  TRANSACTIONS WITH RELATED PARTIES

    Welco Securities, Inc. ("Welco"), a registered broker/dealer and affiliate of ELCOA, has been engaged as underwriter to sell certain debt securities to the public. Under the terms of the agreement with Welco, ELCOA pays a commission to Welco of between 0.2% and 8.0% of the sale price of securities sold by Welco on ELCOA's behalf, depending upon the term of each cerificate sold. ELCOA also reimburses Welco for its out-of-pocket costs associated with

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS

8.  TRANSACTIONS WITH RELATED PARTIES  (Continued)

the offering of these securities. ELCOA amortizes the commissions paid to Welco over the term of the certificates. Reimbursements for costs and commissions paid to Welco for the years ended April 30, 1996, 1995 and 1994, were $182,155, $170,642, and $165,581, respectively.

    Outstanding Demand, Fixed Rate, and Money Market Thrift Certificates including accrued interest, held by the President, members of his family or companies in which he is the majority shareholder were $192,264 and $181,921 at April 30, 1996 and 1995, respectively.

    Walnut, ELCOA's parent, has been engaged to perform certain lease origination functions (i.e. marketing, credit investigation, and documentation processing) on behalf of ELCOA, for which it will be paid an amount equal to four percent (4%) of the gross equipment purchased by ELCOA for lease. See Footnote 1 to the Financial Statements. Since ELCOA has the right of selecting which lease it is willing to purchase from Walnut, it has not given Walnut the pre-approved authority to secure leases on its behalf. During the fiscal years ended April 30, 1996, 1995, and 1994 these origination costs totaled $252,370, $281,531, and $256,940, respectively, which includes reimbursement for commissions paid to outside lease brokers. During the years ended April 30, 1996, 1995, and 1994, these costs were capitalized in accordance with SFAS No.
91. In addition, Walnut receives $6.50 per month per outstanding lease for performing certain administrative functions for ELCOA, mainly, invoicing of monthly rentals, collection of lease receivables and residual values, management guidance, personnel, financing, and the furnishing of office and computer facilities. Walnut also retains any late charges assessed delinquent lessees as reimbursement for the legal costs of collection. ELCOA also pays Walnut $500 per week for routine bookkeeping functions performed on ELCOA's behalf. Servicing fees and bookeeping charges paid Walnut for the years ended April 30, 1996, 1995 and 1994, were $592,638, $676,228, and $704,522, respectively. As of April 30, 1996, the amount due ELCOA by Walnut of $6,078,559 represents funds previously advanced mainly intended for the purchase of equipment for lease subsequent to April 30, 1996. Walnut has agreed to pay interest on these outstanding advances, at the prime rate of interest plus 2%, which amounted to $536,334, $365,438, and $207,231 for the fiscal years ended April 30, 1996, 1995 and 1994, respectively.

    The law firm of William Shapiro, Esq., P.C. has been engaged by Walnut Equipment Leasing Co., Inc. to collect overdue delinquent receivables 90 days or longer in arrears, on a contingency basis, and was reimbursed by Walnut for costs and expenses incurred in these efforts. No expenses were incurred by ELCOA during the fiscal years ended April 30, 1996, 1995, and 1994. Under terms of the servicing agreement between Walnut and ELCOA, Walnut retained all late charges collected in the approximate amounts of $388,000, $390,000, and $368,000 for the three fiscal years ended April 30, 1996, 1995 and 1994, respectively, to offset Walnut's contracted obligation for collection and litigation costs paid or incurred on ELCOA's behalf. Neither Kenneth nor William Shapiro, attorneys associated with the firm, received any compensation for services rendered by the law firm nor does the law firm report any net income from these activities. For the three fiscal years ended April 30, 1996, the relationship between amounts recovered by the law firm from

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS

8. TRANSACTIONS WITH RELATED PARTIES  (Continued)

delinquent lease receivables (on a consolidated basis for Walnut and ELCOA) and the costs paid the law firm by Walnut to reimburse it for these efforts was as follows:

                                     For The Three Fiscal Years Ended April 30,
                                     ------------------------------------------
                                           1996            1995            1994
                                     ----------      ----------      ----------
Amounts Collected and Remitted by
The Law Firm from Delinquent
Lease Receivables                    $1,508,000      $1,379,000      $1,626,000
-------------------------------------------------------------------------------
Amounts Paid to the Law Firm by
Walnut For Legal Collection
Efforts                              $  407,160      $  354,783      $  342,186

    Financial Data, Inc., a registered transfer agent and affiliate of ELCOA, performs all transfer agent duties and disburses all interest payments on behalf of ELCOA. Financial Data, Inc., is paid monthly, pursuant to its agreement with ELCOA, an amount equal to $2.00 per certificate holder per month, along with $1.00 per each certificate issued or redeemed during the month, or a minimum monthly charge of $1,000, whichever is greater. Prior to January 1, 1994, the charges were $2.50 monthly per account, and $2.00 per certificate issued or redeemed. For the years ended April 30, 1996, 1995 and 1994, these expenses totaled $106,589, $99,595, and $105,334, respectively.

9.  RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Subsequent to the issuance of ELCOA's financial statements for the fiscal year ended April 30, 1996, ELCOA established certain objective criteria by which the allowance for doubtful lease receivables at April 30, 1996 and for subsequent periods could be determined. Although this information was previously available, it was not used in estimating the original allowance for doubtful lease receivables at the end of the previous fiscal reporting periods. Accordingly, the previously reported financial statements for the fiscal years ended April 30, 1996, 1995 and 1994 have been restated as follows:

                                     For the Three Fiscal Years Ended April 30,
                                         1996        1995         1994
                                         ----        ----         ----

Net Loss as Previously Reported      $(712,621)   $(654,005)   $(292,161)

Effect of Restatement for
provision for doubtful lease
receivables                             10,908      172,211       93,255
                                      --------     --------     --------
Net Loss as Restated                 $(701,713)   $(481,794)   $(198,906)
                                      ========     ========     ========

    As a result of this restatement, beginning Retained Earnings as originally reported at April 30, 1993 of $764,371 has been restated to reflect an adjustment of $817,086 resulting in a restated Accumulated Deficit of $52,715.

                       EQUIPMENT LEASING CORPORATION OF AMERICA
                                    BALANCE SHEETS
                                     ------------

                                    October 31, 1996         April 30, 1996
                                    ----------------         --------------
                                      (unaudited)
ASSETS

Direct finance leases:
    Aggregate future amounts
     receivable under lease
     contracts                        $17,003,620              $16,667,226
    Estimated residual value
     of equipment                       1,421,899                1,577,174
    Initial direct costs, net             435,863                  393,897
Less:
    Unearned income under
     lease contracts                   (3,479,772)              (3,347,395)
    Advance payments                     (515,489)                (516,658)
                                       ----------               ----------
                                       14,866,121               14,774,244
    Allowance for doubtful
     lease receivables                 (1,699,850)              (1,751,521)
                                       ----------               ----------
                                       13,166,271               13,022,723

Due from parent                         8,567,373                6,078,559
Cash and cash equivalents               6,176,821                9,260,482
Other assets                              443,920                  452,783
                                       ----------               ----------

    TOTAL ASSETS                      $28,354,385              $28,814,547
                                      ===========              ===========
















                                SEE ACCOMPANYING NOTES
                                          63

                         EQUIPMENT LEASING CORPORATION OF AMERICA
                               BALANCE SHEETS - (Continued)
                                       ------------

                                    October 31, 1996         April 30, 1996
                                    ----------------         --------------
                                      (unaudited)
LIABILITIES

Amounts payable to
  equipment suppliers                      $8,749                   $8,749
Accrued expenses and
  security deposits                        60,929                   65,809
Demand, Fixed Rate and
  Money Market Thrift Certificates     25,931,241               26,407,959
Accrued interest                        3,228,787                2,767,158
                                       ----------               ----------
                                       29,229,706               29,249,675

SHAREHOLDER'S DEFICIT

Common stock $1 par value,
  1,000 shares authorized,
  issued and outstanding                    1,000                    1,000
Variable Rate Cumulative
  Preferred Stock, Series A,
  $1 par value, 50,000 shares
  authorized, none issued                     ---                      ---
Additional paid - in capital              999,000                  999,000
Accumulated deficit                    (1,875,321)              (1,435,128)
                                       ----------               ----------
                                         (875,321)                (435,128)
                                       ----------               ----------
    TOTAL LIABILITIES AND
    SHAREHOLDER'S DEFICIT             $28,354,385              $28,814,547
                                      ===========              ===========












                                  SEE ACCOMPANYING NOTES
                                            64

                                    EQUIPMENT LEASING CORPORATION OF AMERICA
                                            STATEMENTS OF OPERATIONS

                                            For the Six Months Ended October 31,  For the Three Months Ended October 31,
                                                        1996           1995                  1996             1995
                                                 -----------    -----------           -----------      -----------
                                                 (unaudited)    (unaudited)           (unaudited)      (unaudited)
Revenue:

Income earned under
  direct finance lease contracts                 $1,253,468     $1,362,988            $  640,898        $  648,467
                                                 ----------     ----------            ----------        ----------

Costs and expenses:
                                                    691,990        703,083               338,146           348,167
Interest expense, net
                                                    457,673        484,448               230,458           251,142
General and administrative expenses
                                                    543,998        346,593               259,632           171,952
Provision for doubtful lease receivables         ----------     ----------            ----------        ----------
                                                  1,693,661      1,534,124               828,236           771,261
    Total costs and expenses                     ----------     ----------            ----------        ----------

Loss before provision                              (440,193)      (171,136)             (187,338)         (122,794)
  for income tax expense
                                                        ---            ---                   ---               ---
Provision for state income tax expense           ----------     ----------            ----------        ----------
                                                 $ (440,193)    $ (171,136)           $ (187,338)       $ (122,794)
Net Loss                                         ==========     ===========           ===========       ===========






                                                                SEE ACCOMPANYING NOTES
                                                                          65

                                 EQUIPMENT LEASING CORPORATION OF AMERICA
                              STATEMENT OF CHANGES IN SHAREHOLDER'S DEFICIT
                                 Common Stock
                              -----------------
                              ($1.00 Par Value)
                                 1,000 shares
                                  Authorized
                              -----------------     Additional                  Total
                                No. of shares       Paid-In        Accumulated   Shareholder's
                              Issued    Amount      Capital        Deficit       Deficit
                              ------    -------     ----------     -----------   ---------------
Balance, April 30, 1996       1,000     $1,000      $999,000       $(1,435,128)    $ (435,128)

Net Loss for the
six month period
ended October 31, 1996
(unaudited)                      --         --            --          (440,193)      (440,193)
                              -----     ------      --------       -----------       --------

Balance, October 31, 1996     1,000     $1,000      $999,000       $(1,875,321)    $ (875,321)
(unaudited)                   =====     ======      ========       ===========     ==========











                                          SEE ACCOMPANYING NOTES
                                                    66

                         EQUIPMENT LEASING CORPORATION OF AMERICA
                                 STATEMENTS OF CASH FLOWS


                                           For the Six Months Ended October 31,
                                                   1996               1995
                                            -----------        -----------
                                            (unaudited)        (unaudited)
OPERATING ACTIVITIES
--------------------
Net Loss                                     $ (440,193)        $ (171,136)
Adjustment to Reconcile
  Net Loss to Net Cash Provided by
  Operating Activities:
  Amortization of Deferred Debt Expenses        130,329            108,024
  Provision for doubtful lease receivables      543,998            346,593
Effects of Changes
  in other Operating Items:
  Accrued Expenses                               (4,880)           (11,228)
  Accrued Interest                              461,629            277,866
  Other (net)                                  (121,466)          (128,705)
                                             ----------         ----------
Net Cash Provided by Operating Activities       569,417            421,414
                                             ----------         ----------

INVESTING ACTIVITIES
---------------------
Excess of Cash Received
  Over Lease Income Recorded                  2,906,791          3,275,370
Receipt of Advance Payments                     141,088             91,004
Purchase of Equipment
  for Direct Finance Leases                  (3,735,425)        (3,344,014)
                                             ----------         ----------

Net Cash Provided by (Used in)
  Investing Activities                       $ (687,546)        $   22,360
                                             ----------         ----------









                                  SEE ACCOMPANYING NOTES
                                            67

                         EQUIPMENT LEASING CORPORATION OF AMERICA
                          STATEMENTS OF CASH FLOWS - (Continued)


                                         For the Six Months Ended October 31,
                                                    1996             1995
                                             -----------      -----------
                                             (unaudited)      (unaudited)
FINANCING ACTIVITIES
--------------------
Proceeds from Issuance
  of Demand and Fixed Rate Certificates      $ 3,096,902       $ 5,533,126
Net Advances to Parent                        (2,488,814)         (826,255)
Redemption of Demand, Fixed
  Rate, and Money Market Thrift
  Certificates                                (3,573,620)       (3,757,861)
                                             -----------       -----------
Net Cash Provided by (Used in)
  Financing Activities                        (2,965,532)          949,010
                                             -----------       -----------
Increase (Decrease) in Cash
  and cash equivalents                        (3,083,661)        1,392,784
Cash and cash equivalents,
  Beginning of year                            9,260,482         8,908,798
                                             -----------       -----------
Cash and cash equivalents,
  End of Period                             $  6,176,821       $10,301,582
                                             ===========       ===========


















                                  SEE ACCOMPANYING NOTES
                                            68

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                     Notes to Interim Financial Statements
                   Six Months Ended October 31, 1996 and 1995


1.  FINANCIAL STATEMENT PRESENTATION

    The unaudited financial statements presented herein have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the audited financial statements and notes thereto as of April 30, 1996. The accompanying financial statements have not been audited by independent accountants, but in the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the results of operations and are not necessarily indicative of the results to be expected for the full year.

    The Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

2.  ACCOUNTING POLICIES

    ACCOUNTING FOR LEASES

    Equipment Leasing Corporation of America ("ELCOA")'s lease contracts provide for total noncancellable rentals which exceed the cost of leased equipment and, accordingly, are accounted for as direct finance leases.
    At inception, ELCOA records the gross lease receivable, the estimated residual value of the leased equipment, and the unearned lease income.
    The unearned lease income represents the excess of the gross lease receivable at inception of the contract plus the estimated residual value over the cost of the equipment being leased. ELCOA utilizes the "effective" or interest method in recognizing the remainder of unearned income. For leases originated after April 30, 1988, the Company has changed its method of accounting to conform with the requirements of FAS No. 91 "Accounting for Non Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases". Under this method a portion of the initial direct costs as defined by FAS No. 91 ($189,624 and $130,565 for the six months ended October 31, 1996 and 1995, respectively), were accounted for as part of the Investment in Direct Financing Leases. Unearned income is earned and initial direct costs are amortized to income using the effective method over the term of the lease.

    ELCOA provides a provision for doubtful accounts based upon a periodic review (not less than quarterly) of its outstanding lease portfolio, and provides a direct charge against operations to increase the amount of stated reserves for uncollectable accounts. Any writeoffs of uncollectable leases reduce the stated amount of ELCOA's reserves. Write-offs of delinquent leases totaled $595,669 and $295,933 during the six month periods ended October 31, 1996 and 1995, respectively, while ELCOA increased these reserves by charges of $543,998 and $346,593 during the six month periods ended October 31, 1996 and 1995, respectively.

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                     Notes to Interim Financial Statements
                   Six Months Ended October 31, 1996 and 1995

    INCOME TAXES

    Effective May 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    The net deferred tax asset as of May 1, 1996 includes deferred tax assets (liabilities) attributable to the following temporary deductible (taxable) differences:

         Operating lease method vs. direct financing method    $1,467,000
         Provision for doubtful lease receivables                 472,000
         Other                                                    (32,000)
                                                               ----------
         Net deferred tax asset                                 1,907,000
         Valuation allowance                                   (1,907,000)
                                                               ----------
         Net deferred tax asset after valuation allowance      $     ----
                                                               ==========

    A valuation allowance was considered necessary since it is more likely than not that the Company will not realize the tax benefits of the deductible differences.

    The Company will be included in the consolidated federal income tax return of its parent, Walnut Equipment Leasing Co., Inc. Based on a tax allocation agreement, current federal taxes otherwise refundable (payable) under a separate company computation will be received from (paid to) its parent.

    For the six months ended October 31, 1996 and 1995, the provision for federal and state income taxes consists of:

                         Six Months Ended October 31,
                               1996          1995
                           --------      --------
         Current           $416,627      $564,216
         Deferred          (416,627)     (564,216)
                           --------      --------
                           $    ---      $    ---
                           ========      ========

    The deferred tax benefit is the change in the net deferred tax asset arising from the available carry-back claim from its parent.

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                     Notes to Interim Financial Statements
                   Six Months Ended October 31, 1996 and 1995

    OTHER ASSETS AND LIABILITIES

    Amounts payable to equipment suppliers in the amount of $8,749 as of October 31, 1996 represents holdbacks from suppliers of equipment as additional security for performance by the underlying lessee on the related lease contract, and are payable at the termination of the contracts based upon the lessee's compliance with terms of the lease contract.

    Other assets at October 31, 1996 include $443,631 in deferred expenses, net of amortization, representing costs directly related to the Company's registration and solicitation of Demand, Fixed Rate and Money Market Thrift Certificates. Registration expenses of $140,099 at October 31, 1996 are being amortized on a straight-line basis over the estimated average lives of the debt to be issued under the registration statement. Amortization of these deferred registration expenses and solicitation costs charged to income during the six month periods ended October 31, 1996 and 1995 were $130,329 and $108,024, respectively. Also, $303,532 in commissions paid for sale of the Demand, Fixed Rate and Money Market Thrift Certificates included in Other Assets at October 31, 1996 are being amortized over the life of each respective certificate sold.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimated expenses of the offering are as follows:
    Registration fee...........................................    $ 17,241.38
    NASD Filing fee............................................       5,500.00
    Accounting.................................................      15,000.00
    Legal......................................................       7,000.00
    Printing...................................................      18,000.00
    State Blue Sky Registration Fees
      and Costs (including counsel fees).......................      34,000.00
    Authentication and Delivery of Certificates and Expenses...       4,000.00
    Miscellaneous Expenses*....................................      29,258.62
                                                                   -----------
      Total                                                        $130,000.00
                                                                   ===========

    * Includes outside independent underwriter fees of $25,000.00 and postage of $4,000.00.

ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation of Law of Delaware provides that a corporation shall have the power to indemnify any director, officer, employee or agent of the Company who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company ("Registrant"). No indemnification shall be made, however, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court shall determine such person is fairly and reasonably entitled to indemnity.

    Article IX of Registrant's By-Laws provides for indemnification by the Registrant of all persons whom it may indemnify pursuant to said Section 145 as amended from time to time. The Company has so agreed to indemnify its officers and directors.

    Reference is made to Item 17 of this Registration Statement for additional information regarding the indemnification of officers and directors.

    ELCOA's Certificate of Incorporation adopted a provision of the Delaware General Corporation Law which provides that a director of a corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. However, this provision does not eliminate or limit the liability of a director of a corporation (i) for breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions), (iv) for any personal benefit derived or (v) for breaches of a director's responsibilities under the federal securities laws.

ITEM 16 - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    1.1 - Form of Underwriting Agreement, to be entered into between Equipment Leasing Corporation of America and Welco Securities, Inc. (File No. 333-02497; Filed April 15, 1996).

    1.2 - Form of Selected Dealer's Agreement. (File No. 333-02497; Filed April 15, 1996).

    1.3 - Pricing Opinion of J.E. Liss & Company, Inc. dated June 4, 1996 to Welco Securities, Inc. (File No. 333-02497; Filed June 4, 1996).

    1.4 - Agreement to Act as Qualified Independent Underwriter, with J.E. Liss & Company, Inc., dated June 4, 1996. (File No. 333-02497; Filed June 4, 1996).

    2.1 - Agreement regarding Purchase of Equipment and Related Leases from Walnut Equipment Leasing Co., Inc. in exchange for common stock, Incorporated by reference to Exhibit 2.1 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed June 6,
           1986).

    3.1 - Articles of Incorporation of the Registrant. Incorporated by Reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed June 6, 1988).

    3.2 -  By-Laws of the Registrant.  Incorporated by Reference to Exhibit
           3.2 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed June 6, 1986).

    4.1 - Specimen of Variable Rate Money Market Demand Thrift Certificates. Incorporated by Reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed September 26, 1986).

    4.2 - Specimen of Fixed Term Money Market Thrift Certificates. Incorporated by Reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed September 26, 1986).

    4.3 - Trust Indenture dated as of August 5, 1986 between Registrant and First Valley Bank, Trustee. Incorporated by Reference to Exhibit
           4.3 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed August 8, 1986).

    4.4 - First Supplemental Trust Indenture dated as of September 19, 1986 between Registrant and First Valley Bank, Trustee. Incorporated by Reference to Exhibit 4.6 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed September 26, 1986).

    4.5 - Second Supplemental Trust Indenture dated as of September 20, 1988 between Registrant and First Valley Bank, Trustee, incorporated reference to Exhibit 4.5 to Registrant's Registration Statement on Form S-1 (File No. 33-23211; Filed July 21, 1988).

    4.6 - Specimen of Variable Rate Money Market Demand Thrift Certificates, incorporated by reference to Exhibit 4.6 Registrant's Registration Statement on Form S-1 (File No. 33-23211; Filed July 21, 1988).

    4.7 - Specimen of Fixed Term Money Market Thrift Certificates, incorporated by reference to Exhibit 4.7 to Registrant's Registration Statement on Form S-11 (File No. 33-23211;Filed July 21, 1988).

    4.8 - Third Supplemental Trust Indenture dated as of September 13, 1989 between Registrant and First Valley Bank, Bethlehem, Pennsylvania, as Trustee. (File No. 33-29703; Filed July 10, 1989).

    4.9 - Specimen of Variable Rate Demand Money Market Thrift Certificate. (File No. 33-29703; Filed July 10, 1989).

    4.10 - Specimen of Fixed Term Money Market Thrift Certificate. (File No. 33-29703; Filed July 10, 1989).

    4.11 - Fourth Supplemental Trust Indenture dated as of August 17, 1990 between Registrant and First Valley Bank, Bethlehem, Pennsylvania, as Trustee. (File No. 33-35664, Filed July 3, 1990).

    4.12 - Specimen of Demand Certificate (File No. 33-35664, Filed July 3,
           1990).

    4.13 - Specimen of Fixed Rate Certificate (File No. 33-35664, Filed July 3,
           1990).

    4.14 - Fifth Supplemental Trust Indenture dated as of August 18, 1993 between Registrant and First Valley Bank, Bethlehem, Pennsylvania as Trustee. (File No. 33-65814, Filed August 25, 1993).

    4.15 - Form of Specimen of Demand Certificate. (File No. 33-65814, Filed July 9, 1993).

    4.16 - Form of Specimen of Fixed Rate Certificate. (File No. 33-65814, Filed July 9, 1993).

    4.17 - Sixth Supplemental Trust Indenture dated as of May 15, 1996 between Registrant and First Valley Bank, Bethlehem, Pennsylvania, as Trustee. (File No. 333-02497; Filed June 4, 1996).

    4.18 - Form of Specimen of Demand Certificate. (File No. 333-02497; Filed April 15, 1996).

    4.19 - Form of Specimen of Fixed Rate Certificate. (File No. 333-02497; Filed April 15, 1996).

    5.1 - Opinion of Counsel re: legality of issuance of Certificates. (File No. 333-02497; Filed June 4, 1996).

   10.1 -  Specimen equipment lease agreement.  Incorporated by reference to
           Exhibit 10.1 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed June 6, 1986).

   10.2 - Specimen Certificate of Acceptance from lessee to Registrant. Incorporated by reference to Exhibit 10.2 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed June 6,
           1986).

   10.3 -  Specimen form of lessee guarantee.  Incorporated by reference to
           Exhibit 10.3 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed June 6, 1986).

   10.4 - Specimen form of bill of sale, and assignment for certain equipment and leases to be purchased by Registrant. Incorporated by reference to Exhibit 10.4 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed June 6, 1986).

   10.5 - Service Contract dated May 23, 1986 between Walnut Equipment Leasing Co., Inc. and Registrant. Incorporated by Reference to
           Exhibit 10.5 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed June 6, 1986).

   10.6 - Escrow agreement between Registrant and Walnut Equipment Leasing Co., Inc. re: right of first refusal for future purchases of equipment and related leases. Incorporated by reference to Exhibit
           10.6 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed June 6, 1986).

   10.7 - Option agreement between Registrant and Walnut Equipment Leasing Co., Inc. re: Right of First Refusal for future purchases of equipment and related leases. Incorporated by reference to Exhibit
           10.8 to Registrant's Registration Statement on Form S-1 (File No. 33-6259; Filed June 6, 1986).

   12.1 -  Statement re:  Computation of Ratios (Filed January 21, 1997).

   13.1 - Form 10-K for the Fiscal Year ended April 30, 1996. (Filed July 26, 1996).

   13.2 - Form 10-K/A for the Fiscal Year ended April 30, 1996. (Filed September 11, 1996).

   13.3 - Form 10-Q for the three months ended July 31, 1996 (Filed September 16, 1996).

   13.4 - Form 10-Q/A for the three months ended July 31, 1996 (Filed December 23, 1996).

   13.5 - Form 10-Q for the three months ended October 31, 1996. (Filed December 23, 1996).

   13.6 - Form 10-K/A for the Fiscal Year ended April 30, 1996 (Filed December 23, 1996).

   23.1 - Consent of William Shapiro, Esq., P.C. is filed with their opinion as Exhibit 5.1, hereof. (File No. 333-02497; Filed June 4, 1996).

   23.2 - Consent of Cogen Sklar, LLP, Independent Certified Public Accountants (Filed January 21, 1997).

   23.3 - The consent of J.E. Liss & Company, Inc. is filed with their opinion as Exhibit 1.3, hereof. (File No. 333-02497; Filed June 4, 1996)

    25.1 - Statement of Eligibility and Qualification of First Valley Bank as Trustee under an Indenture to be Qualified under the Trust Indenture Act of 1939. (File No. 333-02497; as Form T-1 on April 15, 1996)

    *      Filed with this Post-Effective Amendment Number 5 to Form S-2.

ITEM 17 - UNDERTAKING

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered, a post-effective amendment to this Registration
    Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Post-Effective Amendment Number 5 to Form S-2, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lower Merion, County of Montgomery, Commonwealth of Pennsylvania on the 30th day of January, 1997.

                    EQUIPMENT LEASING CORPORATION OF AMERICA



                            By: /s/ William Shapiro
                            --------------------------
                            William Shapiro, President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES                      TITLE                    DATE
                                President,
                                Chief Executive
/s/ William Shapiro             Financial and
--------------------------      Accounting Officer      January 30, 1997
William Shapiro


/s/ Kenneth S. Shapiro
--------------------------
Kenneth S. Shapiro              Vice-President          January 30, 1997

/s/ Lester D. Shapiro
--------------------------
Lester D. Shapiro               Secretary, Treasurer
                                and Director            January 30, 1997
/s/ Nathan Tattar
--------------------------
Nathan Tattar                   Director                January 30, 1997

/s/ John B. Orr
--------------------------
John B. Orr                     Director                January 30, 1997

/s/ Adam Varrenti, Jr.
--------------------------
Adam Varrenti, Jr.              Director                January 30, 1997